EXHIBIT 10.13

                      AMENDED AND RESTATED CREDIT AGREEMENT

                           Dated as of October 4, 1999

                                     Between

                           LNR FLORIDA FUNDING, INC.,
                                  as Borrower,

                                       and

                      GERMAN AMERICAN CAPITAL CORPORATION,
                                    as Lender

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SECTION                                                                                                         PAGE

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS........................................................................1

SECTION 1.01.            Certain Defined Terms....................................................................1
SECTION 1.02.            Computation of Time Periods.............................................................29
SECTION 1.03.            Accounting Terms........................................................................29

ARTICLE II AMOUNT AND TERMS OF THE ADVANCES......................................................................30

SECTION 2.01.            The Advances............................................................................30
SECTION 2.02.            Making the Advances.....................................................................30
SECTION 2.03.            Repayment of Advances...................................................................31
SECTION 2.04.            Prepayments.............................................................................32
SECTION 2.05.            Interest................................................................................34
SECTION 2.06.            Increased Costs, Etc....................................................................35
SECTION 2.07.            Payments and Computations...............................................................36
SECTION 2.08.            Taxes...................................................................................37
SECTION 2.09.            Use of Proceeds.........................................................................38
SECTION 2.10.            Late Charge.............................................................................38
SECTION 2.11.            Security for the Advances...............................................................38
SECTION 2.12.            The Note................................................................................39

ARTICLE III CONDITIONS OF LENDING................................................................................39

SECTION 3.01.            Conditions Precedent to Initial Advance.................................................39
SECTION 3.02.            Conditions Precedent to Each Advance....................................................41

ARTICLE IV REPRESENTATIONS AND WARRANTIES........................................................................42

SECTION 4.01.            Representations and Warranties of Borrower..............................................42

ARTICLE V COVENANTS OF THE BORROWER..............................................................................45

SECTION 5.01.            [Reserved]..............................................................................45
SECTION 5.02.            Affirmative Covenants...................................................................45
SECTION 5.03.            Negative Covenants......................................................................47
SECTION 5.04.            Reporting Requirements..................................................................48

ARTICLE VI EVENTS OF DEFAULT.....................................................................................50

SECTION 6.01.            Events of Default.......................................................................50

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ARTICLE VII SECONDARY MARKET; SERVICING..........................................................................52

SECTION 7.01.            Participations..........................................................................52
SECTION 7.02.            Servicing...............................................................................52

ARTICLE VIII PARTIAL RELEASE OF COLLATERAL.......................................................................53

SECTION 8.01.            Partial Release of Collateral...........................................................53

ARTICLE IX MISCELLANEOUS.........................................................................................53

SECTION 9.01.            Amendments, Etc.........................................................................53
SECTION 9.02.            Notices, Etc............................................................................53
SECTION 9.03.            No Waiver; Remedies.....................................................................54
SECTION 9.04.            Costs, Expenses.........................................................................54
SECTION 9.05.            Right of Set-off........................................................................55
SECTION 9.06.            Binding Effect..........................................................................56
SECTION 9.07.            Execution in Counterparts...............................................................56
SECTION 9.08.            Jurisdiction, Etc.......................................................................56
SECTION 9.09.            Governing Law...........................................................................56
SECTION 9.10.            Waiver of Jury Trial....................................................................56
SECTION 9.11.            Confidentiality.........................................................................57
SECTION 9.12.            Recourse Limitation.....................................................................57
SECTION 9.13.            Amendment of Existing Agreement.........................................................58

SCHEDULES

Schedule A        -      Domestic and Eurodollar Lending Offices
Schedule B        -      Disclosure Schedule
Schedule C        -      Reunderwritten Net Cash Flow Methodology
Schedule D        -      Mortgage File

Schedule E        -      Mortgage Loan Advances Maturity Dates for Current Mortgage Loan Advances

EXHIBITS

Exhibit A         -      Form of Amended and Restated Promissory Note
Exhibit B         -      List of Appraisers
Exhibit C         -      Form of Borrowing Base Certificate
Exhibit D         -      Form of Mortgage Loan Schedule
Exhibit E         -      Form of Monthly Asset Report
Exhibit F         -      Form of Amended and Restated Custodial Agreement
Exhibit G         -      Form of Notice of Borrowing
Exhibit H         -      Form of Collateral Assignment of Mortgage and Note
Exhibit I         -      Form of Collateral Assignment of Participation
Exhibit J         -      Intentionally Omitted
Exhibit K         -      Form of Request for Partial Release

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                      AMENDED AND RESTATED CREDIT AGREEMENT

         AMENDED AND RESTATED CREDIT AGREEMENT ("AGREEMENT"), dated as of October 4, 1999, between LNR FLORIDA FUNDING, INC., a Florida corporation ("BORROWER") and GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation (together with its successors and assigns, "LENDER").

PRELIMINARY STATEMENTS:

         (1) Borrower is in the business of purchasing, originating and servicing multi-family residential and commercial mortgage loans.

         (2) Borrower and Lender are parties to a Credit Agreement, dated as of May 15, 1998, as amended by an Amendment to Credit Agreement, dated as of January 13, 1999 (as amended, the "EXISTING CREDIT AGREEMENT"), pursuant to which Borrower has requested that Lender make Advances to Borrower from time to time in an aggregate amount outstanding at any time of not more than Two Hundred Twenty Million and 00/100 Dollars ($220,000,000) in order to provide funds to the Borrower to make or acquire mortgage loans. The Lender has indicated its willingness to agree to lend such amount on the terms and conditions of this Agreement.

         (3) The Borrower and the Lender desire to amend and restate the Existing Credit Agreement (a) to provide for the continuing financing pursuant to this Agreement of mortgage loans, (b) to incorporate the financing of junior debt instruments secured by mortgage loans or junior participations in mortgage loans and (c) to amend the provisions of the Loan Documents as otherwise provided herein and therein. The Lender has indicated its willingness to amend and restate the Existing Credit Agreement and to agree to continue to lend the amount provided for herein on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "A NOTE" means the senior promissory note or other evidence of senior indebtedness of a borrower under a mortgage loan secured by a Multi family Property or Commercial Property, including any amendments or modifications, or any renewal or substitution notes.

                  "ADVANCE" has the meaning specified in SECTION 2.01. Each Advance shall be either a Mortgage Loan Advance or a B Note Advance.

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                                       2

                  "ADVANCE AMOUNT" means the principal amount of any Advance.

                  "ADVANCE RATE" means as follows:

                  (a) with respect to a Mortgage Loan Advance, ninety percent (90%); and

                  (b) with respect to a B Note Advance, seventy five percent (75%); provided that, notwithstanding the foregoing, (1) the Advance Rate may be increased as determined by Lender in its sole discretion to equal the maximum percentage which would cause the sum of (a) the outstanding principal amount of the A Note and (b) the product of such percentage and the outstanding principal amount of the B Note to equal 70% of the Property Value directly or indirectly securing such A Note and B Note (except if the maximum percentage determined pursuant to the foregoing would exceed 85.0%, then the Advance Rate increase determined pursuant to this clause (1) shall be capped at 85.0%) or (2) the Advance Rate may be decreased as determined by Lender in its sole discretion to equal the percentage which causes the sum of (A) the outstanding principal amount of the A Note and (B) the product of such percentage and the outstanding principal amount of the B Note to equal 75% of the Property Value directly or indirectly securing such A Note and B Note.

         "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "AGREEMENT" has the meaning specified in the recital of parties to this Agreement.

         "APPLICABLE LENDING OFFICE" means Lender's Eurodollar Lending Office with respect to each Eurodollar Rate Advance and Lender's Domestic Lending Office with respect to each Base Rate Advance.

         "APPLICABLE MARGIN" means, with respect to any Eurodollar Rate Advance, 75 basis points (0.75%) per annum.

         "APPRAISAL" means an appraisal of a Mortgaged Property prepared by an Appraiser in accordance with the Uniform Standards of Appraisal Practice of the Appraisal Foundation and complying with the requirements of Title 11 of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 and otherwise in form and substance acceptable to the Lender, as may be updated by recertification from time to time.

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                                       3

         "APPRAISER" means any Independent appraiser set forth on Exhibit B or otherwise approved by Lender in writing.

         "ASSIGNMENT OF MORTGAGE" means an assignment of Mortgage, in substantially the form of EXHIBIT H attached hereto, and any separate Assignment of Rents sufficient under the laws of the jurisdiction in which the applicable Mortgaged Property is located to effect the transfer of all right, title and interest of the Borrower in such Mortgage and Assignment of Rents.

         "ASSIGNMENT OF RENTS" means, with respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

         "AUTHORIZATION" means any authorization, approval, franchise, license, variance, land use entitlement, sewer and waste water discharge permit, storm water discharge permit, air pollution authorization to operate, certificate of occupancy, municipal water and sewer connection permit, and any like or similar permit now or hereafter required for the construction of any improvements located on any Mortgaged Property or for the use, occupancy or operation of such Mortgaged Property and all amendments, modifications, supplements and addenda thereto.

                  "B NOTE" means a junior promissory note or other evidence of subordinate indebtedness of a borrower under a mortgage loan secured by a Multifamily Property or Commercial Property or a junior participation in a mortgage loan secured by a Multifamily Property or Commercial Property, including any amendments or modifications, or any renewal or substitution notes or participations.

                  "B NOTE ADVANCE" means an Advance made to the Borrower to provide funds to acquire one or more B Notes.

                  "B NOTE ADVANCES MATURITY DATE" means, with respect to any B Note Advance, the first Business Day in September, 2003.

                  "B NOTE ADVANCES TERMINATION DATE" means May 31, 2002.

                  "B NOTE BALLOON PAYMENT DEFAULT CONDITION" means the event which shall be deemed to have occurred, with respect to any B Note for which the Lender has determined that the mortgage loan securing such B Note (i) has become a Defaulted Loan due to the obligor failing to make a balloon payment and (ii) has Reunderwritten Net Cash Flow equal to or greater than the Initial Underwritten Net Cash Flow, if the Lender reasonably determines that the Borrower or an Affiliate of the Borrower in its capacity as "special servicer" of such mortgage loan, either:

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                                       4

         (x) shall not be enforcing all of its material rights and remedies with respect to such mortgage loan after the Lender shall have provided written notice of such failure to enforce and a five
                  (5) Business Day opportunity to commence such enforcement; or

         (y) shall not have (I) delivered to the Lender "an asset status plan" with respect to the remedies it intends to pursue regarding such mortgage loan within thirty (30) days of the date the Lender first notified the Borrower in writing that clauses (i) and (ii) above had occurred or (II) provided to the Lender a reasonable opportunity to review and comment on such plan (with Borrower or its Affiliate not having any obligation to accept such comments).

         "B NOTE CURRENT TOTAL EXPOSURE PERCENTAGE" means, with respect to any B Note as of any date of determination after the date the related B Note Advance is made, the percentage equal to the quotient of (x) the sum of the outstanding principal amounts of the A Note and such B Note Advance divided by (y) the Property Value directly or indirectly securing such A Note and B Note. For purposes of the proviso to the definition of "Capital Limit", if the amount of the B Note Advance necessary to cause such percentage to equal 80% would be a negative number, then the "B Note Advance" shall be deemed to equal zero.

         "B NOTE EXTENDED MONTHLY PAYMENT DEFAULT LOAN" means any mortgage loan securing a B Note for which all of the following are true: (i) such mortgage loan has become a Defaulted Loan due to the obligor failing to make a monthly payment (other than a balloon payment), (ii) such failure has continued for ninety (90) days or more and remains uncured and (iii) such mortgage loan has Reunderwritten Net Cash Flow equal to or greater than the Initial Underwritten Net Cash Flow as determined by the Lender.

         "B NOTE NON-PAYMENT DEFAULT EVENT" means the event which shall be deemed to have occurred with respect to any B Note if the Lender determines that the mortgage loan securing such B Note has become a Defaulted Loan (other than as a result of the events described in clause (a) of the definition thereof) and the related B Note Current Total Exposure Percentage exceeds 85%. If a B Note Non-Payment Default Event occurs, then the Lender shall notify the Borrower in writing of the event that caused such mortgage loan to become a Defaulted Loan.

         "B NOTE PAYMENT DEFAULT EVENT" means the event which shall be deemed to have occurred with respect to any B Note if the Lender determines that (i) the mortgage loan securing such B Note has become a Defaulted Loan as a result of the events described in clause (a) of the definition thereof and (ii) the related B Note Current Total Exposure Percentage exceeds 85%, and in connection with the occurrence of any such event, any of the following has also occurred:

(1) the Reunderwritten Net Cash Flow of such mortgage loan is less than the Initial Underwritten Net Cash Flow of such mortgage loan; or

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                                       5

(2) a B Note Balloon Payment Default Condition has occurred and is continuing; or

(3)      such mortgage loan is a B Note Extended Monthly Payment Default Loan.

Lender agrees to consider in good-faith any written objection from the Borrower with respect to the Reunderwritten Net Cash Flow being less than the Initial Underwritten Net Cash Flow.

         "B NOTE PERFORMANCE EVENT" means the event which shall be deemed to have occurred with respect to any B Note if the Lender determines that (i) the Reunderwritten Net Cash Flow of the mortgage loan securing such B Note is less than the Initial Underwritten Net Cash Flow and (ii) the related B Note Current Total Exposure Percentage exceeds 85%. If a B Note Performance Event occurs, then the Lender shall notify the Borrower in writing of (x) the then current Property Value and the reasons for and methodology of such Property Value determination and (y) the Reunderwritten Net Cash Flow and a detailed calculation thereof. Lender agrees to consider in good-faith any written objection from the Borrower with respect to a decrease in Reunderwritten Net Cash Flow delivered within thirty (30) days following the Lender's notice.

         "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal to the lesser of (i) the maximum non-usurious rate permitted by Law or (ii) the greater of (A) the rate of interest announced publicly by Deutsche Bank AG, New York Branch, in New York, from time to time, as its "Prime Rate" and (B) one percent (1%) above the Federal Funds Rate.

         "BASE RATE ADVANCE" means an Advance which bears interest in accordance with SECTION 2.05(A)(I).

         "BORROWER" has the meaning specified in the recital of parties to this Agreement.

         "BORROWER'S ACCOUNT" means an account of Borrower maintained by Borrower and designated by notice to Lender not less than two (2) days prior to the Closing Date.

         "BORROWING BASE CERTIFICATE" means a certificate in substantially the form of EXHIBIT C hereto, duly certified by the chief financial officer of Borrower.

         "BORROWING BASE DEFICIENCY" means, at any time, (a) with respect to the Mortgage Loans, the excess of (i) the aggregate principal amount of Advances with respect to the Mortgage Loans outstanding at such time over (ii) the aggregate Capital Limit determined with respect to the Mortgage Loans or (b) with respect to each B Note, the excess of (I) the principal amount of the B Note Advance for such B Note outstanding at such time over (II) the Capital Limit for such B Note.

         "BORROWING LIMIT" means, as of any date of determination, the lesser of
(a) Two Hundred Seventy Million and 00/100 Dollars ($270,000,000) minus the Repurchase Price under the Repurchase Facility (exclusive of the portion of the Repurchase Price equal to

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                                       6

the sum of the Price Differential as of such date of determination, the Pricing Rate Breakage and costs incurred pursuant to paragraphs 7(d) and 7(e) of Annex I thereto) and (b) the Capital Limit.

         "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in New York City, and, if the applicable Business Day relates to any Eurodollar Rate Advances, a Business Day on which commercial banks are open for international business (including dealings in dollar deposits in the London interbank market).

         "CAPITAL LIMIT" means the following:

                  (a) with respect to the Mortgage Loans, (a) sum of (i) the product of (x) the aggregate Loan Value of the Eligible Mortgage Loans constituting Collateral and (y) the related Advance Rate, plus (ii) all cash and cash equivalents of Borrower plus (iii) the fair market value of any nonliquid assets, as determined by Lender in its sole discretion, as part of Facility Equity, less (b) the Minimum Collateral Value, or

                  (b) with respect to each B Note, the principal amount of the B Note Advance for such B Note as of such date of determination; PROVIDED, that notwithstanding the foregoing, with respect to any B Note for which a B Note Performance Event or a B Note Non-Payment Default Event or a B Note Payment Default Event shall have occurred and is continuing, then "CAPITAL LIMIT" for such B Note means the amount (not less than zero) which when inserted into the definition of "B Note Current Total Exposure Percentage" as the applicable outstanding B Note Advance causes the B Note Current Total Exposure Percentage to equal 80%.

         "CAPITALIZED LEASES" means, with respect to any Person, any leases of any property by such Person, as lessee, which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

         "CASH COLLATERAL ACCOUNT" has the meaning specified in SECTION 2.04.

         "CHANGE OF CONTROL" means with respect to any Person (i) the sale or transfer by Persons who are the direct beneficial owners of such Person as of the Closing Date of more than forty-nine and nine-tenths percent (49.9%) of the direct or indirect right to distributions from such Person in the aggregate to Persons who were not direct beneficial owners as of such date or (ii) the sale or transfer by such direct beneficial owners of such Person as of the Closing Date of more than forty-nine and nine-tenths percent (49.9%) of the direct or indirect voting rights in such Person to Persons who were not direct beneficial owners as of such date.

         "CLOSING DATE" means the date on which Borrower shall execute and deliver this Agreement.

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                                       7

         "CMBS" means commercial mortgage backed securities evidencing an interest in or secured by a pool of Mortgage Loans.

         "COLLATERAL" means, collectively, (x) with respect to the B Notes, all Eligible B Notes, (y) with respect to the Mortgage Loans, all Eligible Mortgage Loans, any Hedge Agreements entered into by Borrower in connection with any Mortgage Loans, all Borrower's right, title and interest in and to the related Mortgage Loan Documents and (z) all other property, whether real, personal or mixed, tangible or intangible, owned or to be owned or leased or to be leased or otherwise held or to be held by Borrower or in which Borrower shall have or shall acquire an interest, to the extent that Borrower's interest therein is now or hereafter granted, assigned, transferred, mortgaged or pledged to Lender or in which a security interest is granted to Lender to secure all or any part of the Obligations.

         "COLLATERAL DOCUMENTS" means the Security Agreement, the Assignments of Mortgage, and any other agreement that creates or purports to create a Lien in favor of Lender.

         "COMMERCIAL PROPERTY" means a fee simple estate in or a ground lease on a parcel of real property, together with all improvements thereon, which property is used for commercial purposes other than multifamily residential, including without limitation congregate care and assisted living facilities, nursing homes, retail shopping centers, hotels, office buildings, industrial properties and warehouse facilities, together with any personal property, fixtures, leases, and other property or rights of the owner pertaining thereto.

         "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

         "CUSTODIAL AGREEMENT" means the Custodial Agreement of even date herewith, by and among Borrower, Lender and the Custodian, substantially in the form of EXHIBIT F annexed hereto, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time.

         "CUSTODIAN" means LaSalle National Bank, the financial institution selected to act as Custodian pursuant to the Custodial Agreement, and any other financial institution subsequently selected by Lender to so act, and reasonably acceptable to Borrower.

         "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person for

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                                       8

lease payments payable by such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and (i) all Debt referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

         "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

         "DEFAULTED LOAN" means, as of any date of determination, a Mortgage Loan or mortgage loan securing a B Note for which any one of the following applies:

                  (a) as to which the Mortgagor or obligor has failed to make a monthly payment and such failure has continued for sixty (60) days or more or has failed to make a balloon payment, if any;

                  (b) as to which the Mortgagor or obligor has entered into or consented to a bankruptcy, appointment of a receiver or conservator or a similar insolvency or similar proceeding, or the Mortgagor or obligor has become the subject of a decree or order for such a proceeding which shall have remained in force undischarged or unstayed for a period of forty-five (45) days;

                  (c) as to which Borrower shall have received notice of the foreclosure or proposed foreclosure of any other lien by a third party on the related Mortgaged Property or mortgaged property;

                  (d) as to which, in the judgment of Borrower, a payment default has occurred or is imminent and is not likely to be cured by the Mortgagor or obligor within 30 days;

                  (e) as to which the Mortgagor or obligor has failed to make any payment of ground rents, taxes, assessments, water rates, sewer rents, municipal

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                                       9

         charges or insurance premiums, in either case, in accordance with the related Mortgage Loan Documents or mortgage loan documents;

                  (f) as to which the Mortgagor or obligor has defaulted or failed to perform or observe a term, covenant or condition in the Mortgage Loan Documents or mortgage loan documents and such default or failure, is likely to have a material and adverse affect on the value of the Mortgage Loan or Property Value underlying the B Note, the related Mortgaged Property or mortgaged property or the priority of the security interest on such Mortgaged Property or mortgaged property; or

                  (g) as to which the Mortgagor or obligor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

         "DETERMINATION DATE" with respect to each Interest Period, the second Business Day prior to the Interest Reset Date.

         "DISCLOSED LITIGATION" has the meaning specified in SECTION 3.01(B).

         "DISCLOSURE SCHEDULE" means the schedule of litigation attached to this Agreement as SCHEDULE B.

         "DOLLARS" and the sign "$" means the lawful money of the United States of America.

         "DOMESTIC LENDING OFFICE" means the office of Lender specified as its "Domestic Lending Office" on SCHEDULE A hereto or such other office of Lender as Lender may from time to time specify to Borrower.

         "ELIGIBLE B NOTES" means a B Note meeting the following criteria, except with respect to matters disclosed in writing to, and approved in writing by, Lender prior to the making of an Advance with respect to the affected B
Note:

                  (a) FLOATING RATE. The B Note provides for (or in the case of a B Note in the form of a participation entitles the holder thereof to receive) interest payments based on a floating rate equal to not less than the Eurodollar Rate plus 4.50%.

                  (b) ORIGINATOR. The mortgage loan pursuant to which (or in the case of a B Note in the form of a participation regarding which) such B Note was issued, was originated by the Lender or an Affiliate of the Lender prior to May 31, 2002.

                  (c) ACQUISITION. The B Note was acquired by the Borrower from (or in the case of a B Note in the form of a participation issued to the Borrower by) the Lender or an Affiliate of the Lender.

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                                       10

                  (d) STRUCTURE. The B Note is subordinate to an A Note, both of which are secured by a mortgage on the same real property (or in the case of a B Note in the form of a participation entitles the holder to receive cash flow in connection with a mortgage secured by the same real property). The relative rights of the A Note and the B Note with respect to the real property are governed by a Servicing and Intercreditor Agreement.

                  (e) ADDITIONAL CRITERIA. With respect to any B Note approved by the Lender related to a mortgage loan originated by a Person other than the Lender or an Affiliate of the Lender, the mortgage loan and the mortgaged property to which such A Note and B Note relate meet as of the date of funding of the applicable B Note Advance the criteria in this Agreement for an "Eligible Mortgage Loan" (other than the criteria in clauses (h) and (ss) of the definition thereof).

         "ELIGIBLE MORTGAGE LOAN" means a Mortgage Loan meeting the following criteria, except with respect to matters disclosed in writing to, and approved in writing by, Lender prior to the making of an Advance with respect to the affected Mortgage Loan:

                  (a) MORTGAGE LOAN SCHEDULE. The information set forth in the Mortgage Loan Schedule is true, complete and correct in all material respects.

                  (b) ORIGINATION/ACQUISITION OF MORTGAGE LOANS. The underwriting, origination or acquisition and closing policies and procedures utilized by Borrower with respect to the Mortgage Loan conformed, in all material respects, to its customary underwriting and closing policies and procedures for comparable mortgage loans originated or acquired (as the case may be) in effect at the time of the underwriting and origination or acquisition of such Mortgage Loan, with such exceptions thereto as are believed to be customarily acceptable to reasonable and prudent commercial mortgage lenders or acquirors; PROVIDED, HOWEVER, such Mortgage Loans may not qualify for inclusion in a "real estate mortgage investment conduit."

                  (c) PAYMENT CURRENT. All payments required to be made with respect to the Mortgage Loan under the terms of the Mortgage Note or Mortgage (inclusive of any grace or cure period) up to the Closing Date have been made.

                  (d) NO CROSS-COLLATERALIZATION, EQUITY PARTICIPATION, NEGATIVE AMORTIZATION OR PARTICIPATION INTEREST. The Mortgaged Property is not security for any obligation other than the Mortgage Loan. Except as set forth in the Mortgage Loan Schedule, the Mortgage Loan contains no equity participation by Borrower and is a whole loan and not a participation certificate; neither the related Mortgage Note nor the related Mortgage provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property; the Mortgage Note does not provide for negative amortization. The indebtedness evidenced by such Mortgage Note is not convertible to an ownership interest in the Mortgaged Property (other than through foreclosure of the

         Mortgage) or the related Mortgagor. Borrower has no ownership interest in the related Mortgaged Property or the Mortgagor other than in the Mortgage Loan which is being collaterally assigned by Borrower hereunder.

                  (e) COMPLIANCE WITH APPLICABLE LAWS. As of the date of its origination, the Mortgage Loan either complied with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury. With respect to Mortgage Loans originated by Borrower, Borrower has complied in all material respects with the requirements of any and all other federal, state or local laws applicable to the origination of the Mortgage Loan, including, without limitation, truth-in-lending, real estate settlement procedures, equal credit opportunity and disclosure laws.

                  (f) PROCEEDS FULLY DISBURSED. The proceeds of the Mortgage Loan have been fully disbursed, and there is no requirement for future advances thereunder.

                  (g) DOCUMENTS VALID. To Borrower's knowledge and based upon an opinion of counsel to Mortgagor obtained at the closing of its origination, each of the Mortgage Note, the Mortgage and each other written agreement in connection therewith is genuine and is the legal, valid and binding obligation of the Mortgagor, the related indemnitor or other party executing such document, enforceable in accordance with its terms. To Borrower's knowledge, there is no valid offset, defense, abatement, counterclaim or right of rescission in favor of the Mortgagor or any other obligated Person with respect to the Mortgage Note, Mortgage or other written agreement relating to the Mortgage Loan, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage or the Mortgage Note unenforceable or subject to any valid right of rescission, offset, counterclaim or defense, including, without limitation, the defense of usury, and Borrower has no actual knowledge that any such right of rescission, offset, counterclaim or defense has been asserted or is available with respect thereto.

                  (h) ASSIGNMENT OF MORTGAGE; NOTE ENDORSEMENT. The Assignment of Mortgage (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Borrower) is in recordable form and constitutes the Borrower's legal, valid and binding assignment to Lender of the Mortgage and the related Assignment of Leases and Rents. The Borrower's endorsement and delivery of the Mortgage Note to Lender in accordance with the terms of this Agreement constitutes the Borrower's legal, valid and binding assignment to Lender of such Mortgage Note, and together with the Borrower's execution and delivery of such Assignment of Mortgage to Lender, legally and validly conveys all right, title and interest of Borrower in the Mortgage Loan to Lender other than rights to servicing of the Mortgage Loan.

                  (i) FIRST LIEN. To Borrower's knowledge based upon the title insurance policy (or binding commitment therefor) secured with respect to each

         Mortgage Loan, the Mortgage is a valid and enforceable first lien on the Mortgaged Property (including all buildings and improvements on such Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time prior to the Closing Date of the Mortgage Loan with respect to the foregoing, but excluding any related personal property), which Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of such Mortgage, except for Permitted Encumbrances.

                  (j) NO MODIFICATION, RELEASE OR SATISFACTION. Neither the Mortgage nor the Mortgage Note has been impaired, waived, modified, altered, satisfied, canceled, subordinated or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage and the Mortgagor has not been released from its obligations under the Mortgage, in whole or in any part, in each such event in a manner which would materially interfere with the benefits of the security intended to be provided by the Mortgage. Except for instruments included in the Mortgage File and which are disclosed to Lender, no instrument has been executed that would effect any such waiver, modification, alteration, satisfaction, cancellation, subordination, rescission or release.

                  (k) NO TAXES OR ASSESSMENTS. Based upon the title insurance policy (or binding commitment therefor) secured with respect to each Mortgage Loan, all taxes and governmental assessments, or if payable in installments, the installment thereof, which became due and owing prior to the date of origination of the Mortgage Loan in respect of the Mortgaged Property (excluding any related personal property) and which, if left unpaid, would be, or might become, a lien on the Mortgaged Property having priority over the Mortgage, have been paid, or an escrow of funds in an amount sufficient to cover such taxes and assessments has been established.

                  (l) ESCROW DEPOSITS. All escrow deposits and other escrow payments required under the Mortgage Note, the Mortgage and any other Mortgage Loan Documents executed in connection with the origination of the Mortgage Loan to be paid prior to the Closing Date have been paid to, and are in the possession, or under the control of Borrower or its agent, or have been applied in accordance with their intended purposes.

                  (m) NO BUYDOWNS OR THIRD PARTY ADVANCES. Borrower has not, directly or indirectly, advanced funds to, induced or solicited any payment from, a Person other than the Mortgagor, or, to Borrower's knowledge, received any payment from a Person other than the Mortgagor, for the payment of any amount required under the Mortgage Note or the Mortgage, except for interest accruing from the date of such Mortgage Note or the date of disbursement of the proceeds of such Mortgage Loan, whichever is later, to the date which precedes by 30 days the first due date under such Mortgage Note. The Mortgage Loan Documents contain no provision which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan.

                  (n) NO CONDEMNATION. No proceedings for the total or partial condemnation of the Mortgaged Property were pending or threatened as of the date of origination.

                  (o) NO MECHANICS' LIENS. To Borrower's knowledge based upon the title insurance policy (or a binding commitment therefor), the Mortgaged Property (excluding any related personal property) as of the date of origination was free and clear of any mechanics' and materialmen's liens or liens in the nature thereof and no rights are outstanding that, under law, could give rise to any such liens, any of which liens are or may be prior to, or equal with, the lien of the Mortgage, except those which are insured against by the lender's title insurance policy referred to in subparagraph (t) below.

                  (p) TITLE SURVEY; IMPROVEMENTS. The Mortgage File includes an as-built survey with respect to the Mortgaged Property which satisfied the requirements of the title insurance company for its deletion of the standard general exceptions for encroachments, boundary and other survey matters and for easements not shown by the public records from the title insurance policy as required by Borrower's customary practices in originating commercial loans similar to the Mortgage Loans included herein. To Borrower's knowledge based upon the survey, except for encroachments, encumbrances and other matters which do not materially and adversely affect the value of the Mortgaged Property as security for the Mortgage Loan, (i) none of the improvements which were included for the purpose of determining the value of the Mortgaged Property at the time of the Appraisal lies outside the boundaries and building restriction lines of the Mortgaged Property, (ii) no improvements on adjoining properties materially encroach upon the Mortgaged Property so as to materially and adversely affect the value of the Mortgaged Property as security for the Mortgage Loan, and (iii) to Borrower's knowledge (based upon an opinion of counsel obtained from the Mortgagor, a zoning endorsement to the title insurance policy, an architect or engineer's certificate, or a letter from the applicable zoning authority), no improvements located on or forming a part of the Mortgaged Property are in material violation of any applicable zoning and building laws or ordinances (except to the extent they may constitute legal non-conforming uses).

                  (q) MORTGAGE FILES. The Mortgage File contains the agreements, instruments and documents listed in SCHEDULE D.

                  (r) TITLE. Borrower is the sole legal owner and beneficial holder of the Mortgage Loan or is a participant or a member of a syndication of such Mortgage Loan, has full right and authority to sell and assign the Mortgage Loan or its participant or syndicate interest, and is transferring the Mortgage Loan or its participant or syndicate interest to Lender free and clear of any and all liens, encumbrances, pledges, charges or security interests of any nature encumbering the Mortgage Loan, except Permitted Liens.

                  (s) COMPLIANCE WITH LAWS. To Borrower's knowledge (based upon a representation or opinion of counsel obtained from the Mortgagor), the Mortgagor has obtained all inspections, licenses, permits, Authorizations, and certificates necessary for compliance in all material respects with applicable laws and governmental regulations, including, but not limited to, certificates of occupancy and fire underwriter certificates. Borrower has no knowledge that the Mortgaged Property is in material noncompliance with such laws or regulations, is being used, operated or occupied unlawfully in any material respects or has failed to have or obtain such inspections, licenses or certificates, as the case may be.

                  (t) TITLE INSURANCE. The Mortgaged Property (excluding any related personal property) is covered by an ALTA lender's title insurance policy ("Title Policy") or, if an ALTA lender's title insurance policy is unavailable, another state-approved form of lender's title insurance policy, issued by a nationally recognized title insurance company, in an amount not less than the stated original principal amount of the Mortgage Loan insuring Borrower, and its successors and assigns, that the related Mortgage is a valid first lien on the Mortgaged Property, subject only to Permitted Encumbrances (or if the Title Policy has not been issued, then a binding commitment therefor has been delivered at closing). Such title insurance policy (or if not yet issued, the coverage to be provided thereby) is in full force and effect. Borrower has not taken, or omitted to take, any action, and, to Borrower's knowledge no other Person has taken, or omitted to take, any action, that would materially impair the coverage benefits of the title insurance policy. If available in Borrower's judgment at a reasonable cost, such title policy includes an endorsement with respect to zoning and permitted uses as well as the following endorsements or their equivalents: (1) ALTA 8.1 (commercial environmental protection), (2) CLTA 100 (comprehensive), (3) CLTA 104 (assignment of beneficial interest) and (4) CLTA 116 (designation of improvements). As of the date of the Assignment of Mortgage, Borrower has not made any claim under the title insurance policy.

                  (u) HAZARD INSURANCE. The related Mortgaged Property is insured by the types and amounts of coverage required by the Mortgage (subject to a customary deductible). All premiums due and payable on such insurance policies prior to the Closing Date have been paid and nothing has occurred that would materially impair the benefits of coverage thereunder. The Mortgage obligates the Mortgagor to maintain all such insurance and, at the Mortgagor's failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Any insurance proceeds in respect of a casualty loss or taking, will be applied either to the repair or restoration of all or part of the related Mortgaged Property, or to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon in accordance with the requirements of the Mortgage.

                  (v) UCC FINANCING STATEMENTS. One or more Uniform Commercial Code financing statements covering all furniture, fixtures, equipment and other personal property (1) which are collateral under the Mortgage or under a security or similar agreement executed and delivered in connection with the Mortgage Loan and (2) in which a security interest can be perfected by the filing of Uniform Commercial Code financing statement(s) under applicable law have been filed or recorded (or have been sent for filing or recording) in all Uniform Commercial Code filing offices in the jurisdiction where the Mortgage Property is located necessary to the perfection of a security interest in such furniture, fixtures, equipment and other personal property under applicable law (unless such security interest is otherwise perfected under applicable law).

                  (w) DEFAULT, BREACH AND ACCELERATION. To Borrower's knowledge, there is no material default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a non-monetary default, breach, violation or event of acceleration.

                  (x) CUSTOMARY PROVISIONS. The Mortgage Loan Documents are on standard forms customarily acceptable to reasonable and prudent mortgage lenders and with no material deviations therefrom except as disclosed to Lender. The Mortgage Note or the Mortgage contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the material benefits of the security, including, but not limited to, judicial or, if applicable, nonjudicial foreclosure.

                  (y) INSPECTION. Borrower inspected the Mortgaged Property or caused the Mortgaged Property to be inspected in connection with the origination or acquisition of such Mortgage Loan, and no earlier than six months prior to the applicable Closing Date.

                  (z) NO NOTICE OF BANKRUPTCY. Borrower has no actual knowledge nor has it received any notice that the Mortgagor is a debtor in any state or federal bankruptcy, reorganization or insolvency proceeding.

                  (aa) NO GROUND LEASE. Except as disclosed to Lender, the Mortgage Loan is secured by a fee interest in the Mortgaged Property and not by any ground lease.

                  (bb) DEED OF TRUST. With respect to the Mortgage that is a deed of trust or trust deed, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with applicable law. Except in connection with a trustee's sale after default by the Mortgagor or in connection with the release of the Mortgaged Property following the payment of the Mortgage Loan in full, no fees or expenses are payable by Borrower or Lender to such trustee.

                  (cc) TYPE OF MORTGAGED PROPERTY. The Mortgaged Property consists of a fee simple interest (or if disclosed to Lender, a leasehold interest) in real property and improvements thereon as set forth in the schedule attached hereto as EXHIBIT D. The Mortgaged Property is improved as a commercial Mortgaged Property or a multifamily Mortgaged Property as set forth on the schedule attached hereto as EXHIBIT D.

                  (dd) MORTGAGE ACCELERATION PROVISIONS. The Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that (1) subject to a one-time transfer right pursuant to the Mortgage, the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder or (2) the Mortgagor encumbers the Mortgaged Property without the prior written consent of the mortgagee thereunder.

                  (ee) NO ADDITIONAL COLLATERAL. The Mortgage Note is not, and has not been, secured by any collateral except the liens and security interests evidenced by the Mortgage Loan Documents assigned pursuant to the Assignment of Mortgage. The Mortgage was not given as collateral or security for the performance of obligations of any Person other than Borrower under the Mortgage Note.

                  (ff) ASSIGNMENT OF LEASES AND RENTS. The Mortgage Loan Documents contain the provisions of an Assignment of Rents or a separate Assignment of Rents is part of the Mortgage Loan Documents. Any Assignment of Leases and Rents creates a valid first priority perfected present assignment of, or security interest in, the right to receive all payments due under the related leases, if any, subject only to the Permitted Encumbrances, to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law); and no Person other than the Mortgagor owns any interest in the right to receive any payments due under any such leases that is superior to or of equal priority with the mortgagee's interest therein except for a Person holding a Permitted Encumbrance.

                  (gg) ENVIRONMENTAL ASSESSMENT. The related Mortgaged Property was subject to one or more environmental site assessments (or an update of a previously conducted assessment) ("ASSESSMENT REPORT"), which was
         (were) performed on behalf of Borrower by an environmental professional independent of Borrower, or as to which the related report was delivered to Borrower in connection with its origination or acquisition of such Mortgage Loan; and Borrower, having made no independent inquiry other than reviewing the resulting Assessment Report(s) and/or employing an environmental consultant to perform the assessment(s) referenced herein, has no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property that was not disclosed in the related Assessment Report(s). Borrower has not taken any action with respect to such Mortgage Loan or the related Mortgaged Property that could subject Lender, or its successors and assigns in respect of the Mortgage Loan, to any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other applicable federal, state or local environmental law, and the Borrower has not received any actual notice of a material violation of CERCLA or any applicable federal, state or local environmental law with respect to the related Mortgaged Property that was not disclosed in the related Assessment Report. To the extent any such condition or circumstance was disclosed, there has been escrowed an amount of money considered sufficient by Borrower, based upon the related Assessment Reports, to cure and remedy such condition or circumstance as recommended in the related Assessment Report or such condition has been cured and remedied. The related Mortgage requires the Mortgagor to comply with all applicable federal, state and local environmental laws and regulations.

                  (hh) FLOOD ZONE. To Borrower's knowledge based upon the survey obtained with respect to each Mortgage Loan, if any portion of a Mortgaged Property was, at the time of the origination of the related Mortgaged Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with an insurance carrier acceptable to Borrower, in an amount representing coverage not less than the least of
         (1) the outstanding principal balance of such Mortgage Loan, (2) the full insurable value of such Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended.

                  (ii) ADVERSE PROCEEDINGS. To Borrower's knowledge, there are no actions, suits or proceedings before any court, administrative agency or arbitrator concerning the Mortgage Loan or the Mortgaged Property that might materially and adversely affect title to the Mortgage Loan or the validity or enforceability of the related Mortgage or that might materially and adversely affect the value of the Mortgaged Property as security for the Mortgage Loan, the use for which such premises were intended or the marketability of such Mortgaged Property.

                  (jj) PROPERTY CONDITION. Based solely on the engineering report received at the origination of the Mortgage Loan or such other engineering report reviewed by Borrower, and otherwise to the Borrower's knowledge (A) the Mortgaged Property is in good repair and free of structural defects, damage and waste that would materially and adversely affect the value of such Mortgaged Property other than matters described in such report for which an escrow of funds or reserves has been provided or as of the Closing Date has been repaired or corrected in all material respects, and there is no proceeding pending for the total or partial condemnation thereof and (B) all building systems are in good working order subject to ordinary wear and tear. With respect to Mortgage Loans originated by Borrower, Borrower inspected the related Mortgaged Property in connection with the origination of the related Mortgaged Loan.

                  (kk) ADDITIONAL FINANCING. Except for Permitted Encumbrances, the Mortgage Loan does not permit the Mortgagor to obtain additional financing secured by the Mortgaged Property, the lien of which is senior to, on a parity with, or subordinate to the Mortgage Loan, without the consent of the mortgagee.

                  (ll) ACCESS ROUTES. At the time of origination of the Mortgage Loan (based upon a representation from Mortgagor and a review of the survey), the Mortgagor had sufficient rights with respect to ingress and egress and similar matters identified in the appraisal of the Mortgaged Property as being critical to the appraised value thereof.

                  (mm) RECORDATION. The Mortgage is properly recorded (or, if not recorded, has been submitted for recording), is in form and substance acceptable for recording and, when properly recorded, will be sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect of record the lien of such Mortgage.

                  (nn) NO FRAUD. Neither Borrower nor any of its officers or employees has participated in or condoned any fraud in connection with the origination, underwriting or servicing of the Mortgage Loan. Borrower has no knowledge of any fraud committed against it as a lender with respect to the Mortgage Loan.

                  (oo) MANAGEMENT AGREEMENT. Borrower has reviewed the Management Agreement for the related Mortgaged Property (if any) (the "MANAGEMENT AGREEMENT") and any acknowledgment agreement from the Manager thereunder, and based on such review and to the knowledge of Borrower (based solely on a representation of Mortgagor, if any), the Management Agreement is in full force and effect, and no default, or event which, with the passage of time or the giving of notice or both, would constitute a default, has occurred under such Management Agreement.

                  (pp) APPRAISAL. The Mortgage File contains an Appraisal of the Mortgaged Property by an appraiser, who, to the knowledge of Borrower, had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, whose compensation, under the terms of the appraiser's engagement, to the knowledge of Borrower, was not (directly or indirectly) based upon the approval or disapproval of the Mortgage Loan (other than a reduction of such compensation due to an early termination of the engagement); and who (1) was MAI certified, or (2) if Lender expressly approved in writing, after written disclosure to it, was state-licensed or state-certified if required by applicable law and was a member of, and had a professional designation from, a nationally recognized appraisal organization other than MAI. To the knowledge of Borrower, such Appraisal satisfied Borrower's customary underwriting and closing requirements and procedures. The market value used by Borrower in calculating the loan-to-value ratio of the Mortgage Loan was not greater than the appraised value as set forth in such Appraisal.

                  (qq) RECOURSE. The Mortgage Loan Documents contain Borrower's standard provisions providing for recourse against the Mortgagor for damages sustained in connection with the Mortgagor's fraud, material misrepresentation, or misappropriation. The Mortgage Loan Documents contain provisions pursuant to which the Mortgagor has agreed to indemnify the mortgagee for damages resulting from violations of Environmental Laws.

                  (rr) LEGAL OPINIONS. The Mortgage File for the Mortgage Loan contains an opinion from counsel in such form as is customarily acceptable to reasonable and prudent mortgage lenders and with no material deviations therefrom except as disclosed to Lender.

                  (ss) MORTGAGE NOTE. When a Mortgage Note is delivered to Lender or its designee, it will be the only promissory note evidencing the related Mortgaged Loan that has been manually signed by the Mortgagor, except for any earlier promissory notes consolidated with such Mortgage Note, an original of which is included in the related Mortgage File.

Without limitation of Lender's rights to declare that any Mortgage Loan no longer constitutes an Eligible Mortgage Loan by reason of any deviation from the foregoing criteria, to the extent that the Lender has approved in writing a Mortgage Loan containing any deviation from the foregoing criteria for an Eligible Mortgage Loan, which has been disclosed to Lender, in connection with its review of a Mortgage Loan, such Mortgage Loan shall constitute an Eligible Mortgage Loan hereunder notwithstanding the continued existence of such deviation.

         "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

         "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

         "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "EURODOLLAR LENDING OFFICE" means the office of Lender specified as its "Eurodollar Lending Office" opposite its name on SCHEDULE A hereto or such other office of Lender as Lender may from time to time specify to Borrower.

         "EURODOLLAR RATE" means, for any Interest Period, (a) either (i) the quotation (expressed as percentage per annum) appearing on Telerate Page 3750 as of 11:00 a.m., New York time, on the relevant Determination Date for such Interest Period for U.S. Dollar deposits for the relevant Interest Period in the London interbank market (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) or, if no such rate appears on Telerate Page 3750, or (ii) the arithmetic mean (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) of the rates quoted at approximately 11:00 a.m., London time, on such Determination Date, by four
(4) major banks in the London interbank market, selected by Lender, to prime banks in the London interbank market for U.S. Dollar deposits for the relevant Interest Period commencing on the first day of such Interest Period and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time, PROVIDED that, if fewer than four such quotations are provided as requested, the rate of interest that is in effect on such Determination Date will be the Eurodollar Rate for the immediately preceding Interest Period divided by (b) one (1) minus the Eurodollar Rate Reserve Percentage. The foregoing notwithstanding, the Eurodollar Rate for any Stub Interest Period shall be determined on the basis of a one-month Interest Period commencing on the date of the applicable Advance.

         "EURODOLLAR RATE ADVANCE" means any Advance which bears interest in accordance with SECTION 2.05(A)(II).

         "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period means the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

         "EVENT OF DEFAULT" has the meaning specified in SECTION 6.01.

         "EXCLUDED TAXES" has the meaning specified in SECTION 2.08(A).

         "EXCULPATED PARTIES" has the meaning specified in SECTION 9.12.

         "FACILITY EQUITY" means (a) the sum of (i) the aggregate Loan Value of all Mortgage Loans pledged as Collateral, plus (ii) all cash and cash equivalents of Borrower plus (iii) the fair market value of any nonliquid assets accepted by Lender in its sole discretion as part of Facility Equity (such fair market value determination to be made by Lender in its sole discretion) less (b) the aggregate unpaid principal balance of the Advances.

         "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

         "FISCAL YEAR" means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on November 30 in any calendar year or such other fiscal year as the Borrower may select from time to time in accordance with the terms of this Agreement.

         "FLOATING RATE LOAN" means an Eligible Mortgage Loan that bears interest at a fluctuating rate.

         "GAAP" means generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in SECTION 5.04.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state, county, municipality or other political subdivision or branch thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any agency, board, commission, court, department or officer thereof.

         "GUARANTEE" of or by any Person (the "GUARANTOR") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or
(d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; PROVIDED, HOWEVER, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

         "GUARANTY" means the Guaranty made by LNR in favor of the Lender with respect to the B Note Advances, dated as of the date hereof.

         "HAZARDOUS MATERIALS" means (a) refined petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

         "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements to which a Mortgagor is a party.

         "INDEMNIFIED PARTY" has the meaning specified in SECTION 9.04(B).

         "INDEPENDENT" means, with respect to any specified Person, such a Person who (a) does not have any direct financial interest or any material indirect financial interest in the Borrower or in any of its Affiliates, (b) is not connected with the Borrower as an officer, employee, promoter, underwriter, trustee, partner or director and (c) is not controlled by or under common control with the Borrower.

         "INITIAL ADVANCE" has the meaning specified in Section 3.01.

         "INITIAL UNDERWRITTEN NET CASH FLOW" means, with respect to any B Note, the threshold level of underwritten net cash flow of the related Multifamily Property or Commercial Property mutually agreed to by Borrower and Lender prior to the making of a B Note Advance hereunder which shall be set forth in the related Notice of Borrowing.

         "INTEREST PAYMENT DATE" means the first (1st) day of each calendar month while any portion of the Loan remains unpaid; PROVIDED, HOWEVER, that if such Interest Payment Date is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day.

         "INTEREST PERIOD" means, a period commencing on the date of the Initial Advance hereunder and ending the next succeeding Interest Payment Date and each successive one month period from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date; PROVIDED, however, that with respect to any Advance that is funded by Lender on a day other than an Interest Payment Date, the initial Interest Period for such Advance (a "STUB INTEREST PERIOD") shall be the period commencing on the date of such Advance and ending on the next succeeding Interest Payment Date; and PROVIDED FURTHER that no Interest Period shall extend beyond the Maturity Date.

         "INTEREST RESET DATE" means the first day of the applicable Interest Period.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "KEEPWELL AGREEMENT" means that certain keepwell agreement dated as of May 15, 1999 by and between Borrower and Lender.

         "LAWS" means all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, determinations, awards and court orders of any federal, state, municipal or local government, governmental authority, regulatory agency or authority.

         "LENDER" has the meaning specified in the Preliminary Statement.

         "LENDER'S ACCOUNT" means an account of the Lender designated in writing by the Lender to the Borrower.

         "LIBOR BREAKAGE" means the amount of losses, costs, charges and damages which are actually incurred or which would be incurred by Lender (as reasonably determined by Lender) as a result of any early termination of any arrangement, or the entry into a new arrangement, with any other member of the London interbank market for the funding of any portion of any Advance (determined as though such Lender had funded 100% of such portion in the London interbank market and calculated as of the date of the applicable repayment or acceleration).

         "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

         "LNR" has the meaning specified in SECTION 4.01(E).

         "LOAN DOCUMENTS" means (i) this Agreement, (ii) the Note, (iii) the Collateral Documents, (iv) the Guaranty and (v) any other written agreement, document or instrument evidencing, securing or otherwise related to the Advances, in each case as amended or otherwise modified from time to time.

         "LOAN SERVICER" has the meaning specified in SECTION 7.02.

         "LOAN VALUE" means, (a) with respect to any Mortgage Loan, an amount equal to the least of (i) the outstanding principal amount of the applicable Mortgage Loan, (ii) the purchase price paid by Borrower to acquire the Loan or
(iii) the fair market value of such Mortgage Loan, as determined by Lender in its sole discretion, and (b) with respect to any other Collateral (other than any B Note), the fair market value of such Collateral, as determined by Lender in its sole discretion.

         "MARGIN CALL NOTICE" has the meaning specified in SECTION 2.04(B).

         "MARGIN STOCK" has the meaning specified in Regulation U.

         "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Borrower and its Subsidiaries, taken as a whole.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties of Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Lender under any Loan Document or (c) the ability of Borrower to perform its Obligations under any Loan Document to which it is or is to be a party.

         "MINIMUM COLLATERAL VALUE" means an amount equal to Fifteen Million and 00/100 Dollars ($15,000,000.00) (i) PROVIDED, that notwithstanding the foregoing, commencing on the date the aggregate amount of Mortgage Loan Advances made by the Lender first exceeds $150,000,000, the "Minimum Collateral Value" shall thereafter be increased to the greater of (1) Twenty-Two Million and 00/100 Dollars ($22,000,000) and (2) 10% of the aggregate outstanding amount of Mortgage Loan Advances (but not more than Twenty-Seven Million and 00/100 Dollars ($27,000,000)).

         "MORTGAGE" means the mortgage, deed of trust or other instrument creating a first lien on, or first priority security interest in, one or more Mortgaged Properties securing a Mortgage Note, together with any rider, addendum or amendment thereto, as amended from time to time.

         "MORTGAGE CONSTANT" means ten percent (10%) per annum with respect to any Mortgage Loan.

         "MORTGAGE FILE" means, with respect to any Eligible Mortgage Loan, the documents listed on SCHEDULE D attached hereto.

         "MORTGAGE LOAN" means a mortgage loan originated or acquired by the Borrower, or participation or similar interests in such Mortgage Loans, and secured by a Mortgaged Property, including the related Mortgage Note, Mortgage, the Borrower's interest in any Hedge Agreements and other Mortgage Loan Documents, as well as any reserves, escrows or other deposits maintained in connection with such mortgage loan.

         "MORTGAGE LOAN ADVANCE" means an Advance made to the Borrower to provide funds to make or acquire one or more Mortgage Loans.

         "MORTGAGE LOAN ADVANCES MATURITY DATE" means, with respect to any Mortgage Loan Advance, the date which is the earlier to occur of (i) the Mortgage Loan Advances Termination Date and (ii) the date which is the first anniversary of the funding of such Advance; PROVIDED, that notwithstanding the foregoing, the "Mortgage Loan Advances Maturity Date" with respect to any Mortgage Loan Advance made prior to the date of this Agreement means the date set forth on Schedule E attached hereto.

         "MORTGAGE LOAN ADVANCES TERMINATION DATE" means June 1, 2000.

         "MORTGAGE LOAN DOCUMENTS" means, with respect to any Mortgage Loan, the related Mortgage Note, Mortgage, Assignment of Rents, Hedge Agreement and any other agreement, instrument or document evidencing or securing such Mortgage Loan.

         "MORTGAGE NOTE" means, with respect to any Mortgage Loan, the promissory note or other evidence of indebtedness of the Mortgagor under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

         "MORTGAGED PROPERTY" means the real property securing a Mortgage Loan, consisting of either a Multifamily Property or a Commercial Property.

         "MORTGAGOR" means the borrower under any Mortgage Loan.

         "MULTIFAMILY PROPERTY" means a fee simple estate in or a ground lease on a parcel of real property, together with all improvements thereon, which property consists of five (5) or more residential dwelling units, together with any personal property, fixtures, leases, and other property or rights of the owner pertaining thereto.

         "NET CASH PROCEEDS" means, with respect to any sale, transfer or other disposition of any Mortgage Loan or B Note, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary out-of-pocket brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) reasonable and customary out-of-pocket closing costs and (c) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person and are properly attributable to such transaction or to the asset that is the subject thereof.

         "NON-RENEWAL NOTICE" has the meaning specified in SECTION 2.02(C).

         "NOTE" means the amended and restated promissory note of Borrower payable to the order of the Lender, in substantially the form attached hereto as EXHIBIT A, evidencing the indebtedness of Borrower to the Lender resulting from the Advances made by the Lender.

         "NOTICE OF BORROWING" has the meaning specified in SECTION 2.02.

         "OBLIGATION" means, with respect to any Person, any payment or performance obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in SECTION 6.01(F). Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of Borrower.

         "ORGANIZATIONAL DOCUMENTS" means, (i) with respect to any Person that is a corporation, the certificate of incorporation or charter and by-laws of such Person, (ii) with respect to any Person that is a partnership, the partnership agreement and, if a limited partnership, certificate of limited partnership of such Person, and (iii) with respect to any Person that is a limited liability company, the articles of organization and the operating agreement of such Person.

         "OTHER TAXES" has the meaning specified in SECTION 2.08(B).

         "PERMITTED ENCUMBRANCES" means, collectively and with respect to a Mortgaged Property encumbered by an Eligible Mortgage Loan or a mortgaged property to which an A Note and a B Note relate,

                  (a) Liens for real estate taxes and special assessments not yet due and payable,

                  (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of the related mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal made in connection with the origination of the related Eligible Mortgage Loan, none of which materially interferes with the benefits of the security intended to be provided by such Mortgage,

                  (c) exceptions and exclusions specifically referred to in Borrower's mortgagee title insurance policy, none of which materially interferes with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property in relation to the appraised value of such Mortgaged Property utilized in connection with the origination of the related Eligible Mortgage Loan,

                  (d) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage thereon, or

                  (e) other encumbrances and liens specifically approved by Lender after its due diligence of such Mortgage Loan in connection with confirming that a Mortgage Loan constitutes an Eligible Mortgage Loan.

         "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as landlord's, materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; and (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

         "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "PRICE DIFFERENTIAL" and "PRICING RATE BREAKAGE" have the meanings specified in the Repurchase Facility.

         "PROPERTY VALUE" means, with respect to any Multifamily Property or Commercial Property securing a B Note (or in the case of a B Note in the form of a participation, entitling the holder thereof to receive cash flow in connection with a mortgage secured by a Multifamily Property or Commercial Property), an amount equal to the market value of such Multifamily Property or Commercial Property as determined by the Lender in its sole discretion.

         "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "RELEASE PRICE" means, with respect to an Eligible Mortgage Loan or Eligible B Note, the payment to be made by Borrower in order to effect the release of such Eligible Mortgage Loan or Eligible B Note from the Liens of the Loan Documents thereon, which Release Price shall be equal to the sum of (a) the principal amount of the Advance made with respect to the applicable Mortgage Loan or B Note minus, as of the dates of release, the amount of principal prepayments previously made by the Borrower attributable to such Mortgage Loan or B Note equal to the sum of (x) prepayments from principal collections pursuant to Sections 2.04(b)(i) and 2.04(b)(ii) and (y) such Advances pro rata share of all voluntary prepayments pursuant to Section 2.04(a) or prepayments in connection with a Margin Call Notice pursuant to Section 2.04(b)(iii) and (y) the applicable Advance Rate, PLUS (b) LIBOR Breakage, if any, and shall be adjusted by Lender to account for any principal payments made from time to time by the Borrower in respect of such Mortgage Loan or B Note.

         "REPURCHASE FACILITY" means the Master Repurchase Agreement (including Annex I--Supplemental Terms and Conditions attached thereto), dated as of June 25, 1999, between Deutsche Bank AG, New York Branch and Delaware Securities Holdings, Inc.

         "REPURCHASE PRICE" has the meaning specified in the Repurchase
Facility.

         "RESPONSIBLE OFFICER" means the following officers of Borrower or any officer of Borrower subsequently designated in writing by Borrower as a "Responsible Officer": (i) President; (ii) Vice-President; (iii) Chief Operating Officer; (iv) Chief Executive Officer; and (v) Chief Financial Officer.

         "REUNDERWRITTEN NET CASH FLOW" means, with respect to any B Note, the underwritten net cash flow of the related Multifamily Property or Commercial Property determined by the Lender from time to time pursuant to the methodology set forth in Schedule C.

         "SECURITIZATION" means the creation and issuance of CMBS in a registered or unregistered offering or offerings.

         "SECURITY AGREEMENT" has the meaning specified in SECTION 3.01(D)(VII).

         "SERVICING AND INTERCREDITOR AGREEMENT" means (i) prior to a securitization of an A Note, the related interim servicing and intercreditor agreement and (ii) after a securitization of an A Note, the related servicing and intercreditor agreement in each case, by and among German American Capital Corporation, the Borrower and an Affiliate of Borrower as special servicer.

         "SIDE LETTER" means a letter agreement dated May 15, 1998 between Borrower and Deutsche Morgan Grenfell, Inc., pursuant to which Borrower agreed to retain Deutsche Morgan Grenfell, Inc. as lead manager in connection with any Securitization of Mortgage Loans pledged as Collateral hereunder.

         "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "STUB INTEREST PERIOD" has the meaning specified in the definition of "INTEREST PERIOD."

         "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "TAXES" has the meaning specified in SECTION 2.08(A).

         "TANGIBLE NET WORTH" means, as to any Person and as of determination, the net worth of such Person at such time, determined in accordance with GAAP, less the amount of all intangible items, including, without limitation, goodwill, franchises, licenses, patents, trade marks, trade names, copyrights, service marks, brand names, write-ups of assets and any unallocated excess costs of investments in subsidiaries over equity in underlying net assets at dates of acquisition.

         "TERMINATION DATE" means with respect to Mortgage Loan Advances, the Mortgage Loan Advances Termination Date, and with respect to B Note Advances, the B Note Advances Termination Date.

         "TRANSFER" means, with respect to any item of property, any conveyance, assignment, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any legal or beneficial interest in such property.

         "TRUST RECEIPT" means, with respect to any Eligible Mortgage Loan or Eligible B Note, the Trust Receipt issued by the Custodian with respect thereto, pursuant to the Custodial Agreement and in the form attached thereto, certifying that the Custodian is holding, on behalf of the Lender as collateral assignee, the documents described in the Custodial Agreement with respect to such Eligible Mortgage Loan or Eligible B Note.

         "VOTING STOCK" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

         SECTION 1.02. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         SECTION 1.03. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

                                   ARTICLE II

                        AMOUNT AND TERMS OF THE ADVANCES

         SECTION 2.01. THE ADVANCES. The Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each, an "ADVANCE") to the Borrower from time to time on any Business Day during the period from the date hereof until the applicable Termination Date in an aggregate principal amount not to exceed the Borrowing Limit. Each Advance shall, unless approved in advance by Lender, be in a minimum principal amount of $1,000,000 or an integral multiple of $10,000 in excess thereof. Within the Borrowing Limit in effect from time to time, the Borrower may borrow under this SECTION 2.01, prepay pursuant to SECTION 2.04 and reborrow under this SECTION 2.01.

         SECTION 2.02. MAKING THE ADVANCES.

         (a) Upon satisfaction of the conditions precedent to Lender's obligations pursuant to this Agreement, the Advances shall be made on notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed disbursement of the Advance, by the Borrower to Lender. Such notice (a "NOTICE OF BORROWING") shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of EXHIBIT G hereto, specifying therein, among other things, (i) the requested date of such Advance, (ii) the amount of such Advance and (iii) with respect to each B Note Advance only, the outstanding principal amounts of the related A Note and B Note, the Initial Underwritten Net Cash Flow (including a description of the methodology used to determine such amount) and the Property Value agreed to by Borrower and Lender. Subject to the satisfaction of the conditions precedent to Lender's obligations under this Agreement, the Lender shall, on the date of the proposed Advance, make funds in an amount equal to the amount of such Advance available to Borrower by crediting Borrower's Account.

         (b) Lender and Borrower shall consult one another and cooperate with respect to the identification of potential Eligible Mortgage Loans for inclusion as Collateral under this Agreement. In order to obtain formal approval from Lender of a particular Mortgage Loan as an Eligible Mortgage Loan, Borrower shall submit to Lender a review package with respect to such Mortgage Loan containing the following:

                  (i) an underwriting narrative for the applicable Mortgage Loan including the indicative debt service coverage ratio and loan-to-value ratio of the applicable Mortgaged Property;

                  (ii) the most recent rent roll, to the extent available, for the applicable Mortgaged Property;

                  (iii) current and, to the extent available, historical financial statements for the applicable Mortgaged Property for the three (3) most recent fiscal years;

                  (iv) all available financial information with respect to the applicable Mortgagor;

                  (v) copies of any Appraisal, engineering report, environmental assessment or other report prepared by any third party consultants;

                  (vi) an analysis of any unusual features of the applicable Mortgage Loan (e.g., that the Mortgagor's interest is a condominium or a ground lease); and

                  (vii) such other information as Lender may reasonably request.

In addition, Borrower shall, at the request of Lender provide Lender the opportunity to conduct a site inspection of the applicable Mortgaged Property. Lender shall endeavor in good faith to respond in writing within five (5) Business Days after submission of the information set forth above as to whether the proposed Mortgage Loan constitutes an Eligible Mortgage Loan under this Agreement. Borrower shall not submit any Notice of Borrowing requesting an Advance with respect to any Mortgage Loans until such time as Borrower has received written confirmation from Lender that such Mortgage Loans constitute Eligible Mortgage Loans and as to the Loan Value of such Eligible Mortgage Loans.

         (c) EXTENSION OF B NOTE ADVANCES TERMINATION DATE. Upon request of the Borrower in writing, Lender agrees to consider in good faith a one-time, one-year extension of the B Note Advances Termination Date and corresponding dates on which B Note Advances are required to be repaid as provided in SECTION 2.03(A).

SECTION 2.03.     REPAYMENT OF ADVANCES.

         (a) MATURITY. Subject to the provisions of SECTION 2.04, Borrower shall repay to Lender the aggregate outstanding principal amount of each Mortgage Loan Advance outstanding on the Mortgage Loan Advances Maturity Date. Subject to the provisions of SECTION 2.04, Borrower shall repay to Lender the aggregate principal amount of all B Note Advances outstanding as of August 31, 2002 in four equal quarterly installments on the December, 2002, March, 2003, June, 2003 and September, 2003 Interest Payment Dates; PROVIDED that (1) in the event the Borrower makes a voluntary prepayment or mandatory prepayment of the B Note Advances pursuant to SECTION 2.04 after August 31, 2002, then the amount of each remaining quarterly installment shall be reduced by an amount equal to the quotient of (A) the amount of such voluntary prepayment or mandatory prepayment divided by (B) the number of remaining quarterly Interest Payment Dates on which installments are due (including, if such prepayment is made on a date on which such quarterly installment is due, such date in the number determined pursuant to this clause (B)) and (2) Borrower shall repay to Lender the aggregate outstanding principal amount of each B Note Advance outstanding on the B Note Advances Maturity Date.

         (b) ADVANCES REPAID BY ADVANCES. A Mortgage Loan Advance which has a Mortgage Loan Advances Maturity Date prior to the Mortgage Loan Advances Termination Date may be repaid by another Mortgage Loan Advance against the same Mortgage Loans covered by the Mortgage Loan Advance being repaid; PROVIDED that
(i) no Material Adverse Change has occurred with respect to the prior Mortgage Loan Advance and (ii) all of the conditions precedent to Lender's obligations pursuant to this Agreement have been satisfied with respect to such subsequent Advance.

SECTION 2.04.     PREPAYMENTS.

         (a) VOLUNTARY. The principal amount of the Advances made by Lender pursuant to this Agreement may be prepaid in whole or in part at the option of Borrower, upon not less than five (5) Business Days' notice to Lender.

         (b) MANDATORY.

                  (i) COLLECTIONS OF PRINCIPAL. Borrower shall, on each Interest Payment Date, prepay an aggregate principal amount of the Advances outstanding equal to the product of (A) the amount of principal paid by Mortgagors (in the case of the Mortgage Loans) or by mortgagors on the underlying mortgage loans in payment of the B Notes (in the case of the B Notes) during the period commencing on the immediately preceding Interest Payment Date and ending on the day before such Interest Payment Date with respect to the Mortgage Loans or B Notes comprising Collateral for the Obligations of the Borrower under the Loan Documents and (B) the applicable Advance Rate.

                  (ii) NET CASH PROCEEDS. Borrower shall, on the date of receipt of the Net Cash Proceeds by Borrower or any of its Subsidiaries from the sale, transfer or other disposition of any Collateral, prepay an aggregate principal amount of the Advances equal to the lesser of (A) the amount of such Net Cash Proceeds and (B) the outstanding principal amount of the Advance made with respect to the applicable Mortgage Loan or B Note sold, transferred or otherwise disposed.

                  (iii) MARGIN CALL. In the event that on any Business Day prior to the Termination Date (in the case of the Mortgage Loans) or the B Note Advances Maturity Date (in the case of the B Notes), Lender, acting in good faith, shall determine in its sole discretion that:

                           (A) any Mortgage Loan constituting Collateral
                  hereunder no longer qualifies as an Eligible Mortgage Loan; or

                           (B) there has been a reduction in the Loan Values of
                  any Eligible Mortgage Loans constituting Collateral; or

                           (C) there has been a B Note Performance Event or a B
                  Note Non-Payment Default Event or a B Note Payment Default Event with respect to a B Note constituting Collateral and, as a result, a Borrowing Base Deficiency then exists, Lender shall deliver a notice (a "MARGIN CALL Notice") to the Borrower requesting that Borrower cure such Borrowing Base Deficiency. Each Margin Call Notice shall set forth in reasonable detail the basis for such Borrowing Base Deficiency, including identification of those Mortgage Loans no longer constituting Eligible Mortgage Loans (and the reasons for such determination) and with respect to which the Lender has reduced the related Loan Value or those B Notes as to which a B Note Performance Event or a B Note Non-Payment Default Event or a B Note Payment Default Event has occurred (and the reasons for such determination). Within two
(2) Business Days following receipt of a Margin Call Notice, Borrower shall cure such Borrowing Base Deficiency by either:

                  (x) prepaying an aggregate principal amount of the Advances equal to the amount of any Borrowing Base Deficiency,

                  (y) pledging additional Eligible Mortgage Loans to Lender having an aggregate Loan Value equal to the amount of the applicable Borrowing Base Deficiency or additional Eligible B Notes to Lender sufficient to cure the applicable Borrowing Base Deficiency; or

                  (z) obtaining a release of the applicable Mortgage Loans or B Notes in accordance with the terms and conditions of ARTICLE VIII by prepaying the Release Price with respect to such Mortgage Loans or B Notes.

For purposes of this subsection, if at any time such Mortgage Loan shall otherwise become a Defaulted Loan, then such Mortgage Loan shall no longer constitute an Eligible Mortgage Loan.

                           (iv) CHANGE OF CONTROL. In the event that there is a
                  Change of Control of Borrower, Lender may (i) by notice to Borrower declare the Note, all interest thereon, and other amounts payable under this Agreement and the other Loan Documents to be due and payable as of the date set forth in such notice, which date shall be not less than sixty (60) days after the date of such notice, whereupon Borrower shall prepay on such date all such amounts without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and (ii) declare its obligation to make further Advances to be terminated, whereupon the same shall forthwith terminate.

                           (v) BORROWER'S RIGHT TO DISPUTE. Notwithstanding
                  anything herein to the contrary, the Borrower may dispute any Margin Call Notice delivered by the Lender stating that a Borrowing Base Deficiency exists due to either (x) a B Note Performance Event or (y) a B Note Payment Default Event relating to a mortgage loan which is a B Note Extended Monthly Payment Default Loan. Such appeal may be made only if the Borrower has elected to cure by making a prepayment equal to the Borrowing Base Deficiency and must be delivered in writing within thirty (30) days after such prepayment is made. In the dispute notice, the Borrower shall select an Appraiser who will be commissioned to deliver an Appraisal with respect to the related Multifamily Property or Commercial Property indirectly securing, the applicable B Note(s). The Borrower and the Lender shall jointly commission the Appraiser and shall cause the Appraisal to be addressed and delivered by the Appraiser to both parties. The value set forth in the Appraisal shall control the determination of whether a Borrowing Base Deficiency due to a B Note Performance Event existed. 90% of the value set forth in the Appraisal shall control the determination of whether a Borrowing Base Deficiency due to a B Note Payment Default Event relating to a mortgage loan which is a B Note Extended Monthly Payment Default Loan existed.

                           (vi) PAYMENT FOR THE APPRAISAL AFTER A DISPUTE. In
                  the event based on the entire (or 90% of the, as applicable) appraised value set forth in the Appraisal, a Borrowing Base Deficiency did exist and the "B Note Current Total Exposure Percentage" is equal to or greater than 90%, then the Borrower shall pay for the cost of obtaining the Appraisal. In the event based on the entire (or 90% of the, as applicable) appraised value, a Borrowing Base Deficiency did exist and the "B Note Current Total Exposure Percentage" is greater than 85% and less than 90%, then the Borrower and the Lender shall each pay one-half of the cost of obtaining the Appraisal. In the event based on the entire (or 90% of the, as applicable) appraised value, a Borrowing Base Deficiency did not exist and the "B Note Current Total Exposure Percentage" is equal to or less than 85%, then the Lender shall (1) pay for the cost of obtaining the Appraisal and (2) promptly (and in any event within three (3) Business Days) reimburse the Borrower for the amount of Advances prepaid by the Borrower to cure such proposed Borrowing Base Deficiency together with any interest thereon earned by the Lender and any related LIBOR Breakage. In the event based on the entire (or 90% of the, as applicable) appraised value, a Borrowing Base Deficiency did exist and the "B Note Current Total Exposure Percentage" is greater than 85% but lower than such percentage as determined by the Lender's Property Value, then the Lender shall promptly (and in any event within three (3) Business Days) reimburse the Borrower for a portion of the amount of Advances prepaid by the Borrower to cure such proposed Borrowing Base Deficiency, together with any interest thereon earned by the Lender and any related LIBOR breakage, reflecting the positive difference between "B Note Current Total Exposure Percentage" using the Lender's Property Value and such appraised value (or 90% portion thereof, as applicable).

All prepayments under this SUBSECTION (B) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid. If any payment required to be made under this SECTION 2.04(B) (or any prepayment as a result of an acceleration following the occurrence of an Event of Default) on account of Eurodollar Rate Advances would be made other than on the last day of the applicable Interest Period therefor, the Borrower shall concurrently with such prepayment, reimburse the Lender for any LIBOR Breakage; PROVIDED, HOWEVER, that in lieu of paying such LIBOR Breakage, the Borrower shall have the option to make such prepayment into an account of the Lender (the "CASH COLLATERAL ACCOUNT") in which event such funds shall be held by the Lender in the Cash Collateral Account as additional security for the Advances and shall not be applied to the repayment of the applicable Advance until the last day of the applicable Interest Period. In such event the Borrower shall execute and deliver such documents as the Lender shall reasonably request in order to establish, perfect and evidence the Lender's interests in the Cash Collateral Account.

         SECTION 2.05. INTEREST.

         (a) SCHEDULED INTEREST. Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) BASE RATE ADVANCES. For periods, if any, during which this Agreement provides that such Advance shall accrue interest based upon the Base Rate, a rate per annum equal at all times to the Base Rate in effect from time to time; payable in arrears monthly on each Interest Payment Date during such periods and on the date such Base Rate Advance shall be converted or paid in full.

                  (ii) EURODOLLAR RATE ADVANCES. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance PLUS (B) the Applicable Margin, payable in arrears monthly on each Interest Payment Date.

Except as expressly provided in SECTION 2.06, interest on all outstanding Advances shall accrue and be payable in accordance with CLAUSE (II) of this
SECTION 2.05(A).

         (b) DEFAULT INTEREST. Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to the Lender, payable in arrears on each Interest Payment Date and on demand, at a rate per annum equal at all times to the lesser of (x) the maximum non-usurious rate permitted by law or (y) five percent (5%) per annum above the rate per annum required to be paid on such Advance pursuant to CLAUSE (A)(I) OR (A)(II) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the lesser of
(x) the maximum non-usurious rate permitted by law or (y) five percent (5%) per annum above the rate per annum required to be paid on the applicable Advances.

         (c) NOTICE OF INTEREST RATE. Lender (or a Loan Servicer on behalf of Lender) shall, prior to the commencement of each Interest Period, determine and provide Borrower with a statement of the Eurodollar Rate applicable for the related Interest Period and the applicable interest rate for the related Interest Period. After determining the applicable interest rate, Lender (or a Loan Servicer on behalf of Lender) shall calculate the aggregate interest payment payable on the outstanding Advances on the relevant Interest Payment Date and shall, as soon as practicable, notify Borrower of such rates and the amount of the applicable interest installments. The determination of the interest rate payable on the outstanding Advances and the calculation of each interest installment by Lender (or a Loan Servicer on behalf of Lender) shall, in the absence of manifest error, be presumptive evidence of the amount due; PROVIDED, HOWEVER, that any error in the determination of such interest rates and the calculation of each interest installment made by Lender (or a Loan Servicer on behalf of Lender) shall not relieve Borrower from its obligations hereunder.

         SECTION 2.06. INCREASED COSTS, ETC.

         (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Lender of agreeing to make or of making, funding or maintaining any Eurodollar Rate Advance (excluding for purposes of this SECTION 2.06 any such increased costs resulting from (i) Taxes or Other Taxes (as to which SECTION
2.08 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then Borrower shall from time to time, upon notice thereof and demand by Lender therefor, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Lender, shall be presumptive evidence of the amount due.

         (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender as a result of or based upon the existence of Lender's commitment to lend hereunder and other commitments of such type, then, upon demand by Lender, Borrower shall pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender in the light of such circumstances, to the extent that Lender reasonably determines such increase in capital to be allocable to the existence of Lender's commitment to lend hereunder. A certificate as to such amounts submitted to Borrower by Lender shall be presumptive evidence of the amount due.

         (c) If, Lender notifies Borrower that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to Lender of making, funding or maintaining any Advance as a Eurodollar Rate Advance for such Interest Period, (i) such Advance will automatically, on the last day of the then existing Interest Period therefor, convert from a Eurodollar Rate Advance into a Base Rate Advance and (ii) the obligation of Lender to make or maintain Eurodollar Rate Advances shall be suspended until Lender shall notify Borrower that it has determined that the circumstances causing such suspension no longer exist.

         (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Lender or its Eurodollar Lending Office to perform its obligations hereunder to fund or maintain any Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by Lender to Borrower (i) such Advances will automatically, upon such demand, convert into Base Rate Advances and (ii) the obligation of the Lender to make or maintain Eurodollar Rate Advances shall be suspended until Lender shall notify Borrower that it has determined that the circumstances causing such suspension no longer exist.

         SECTION 2.07. PAYMENTS AND COMPUTATIONS.

         (a) Borrower shall make each payment hereunder and under the Note, irrespective of any right of counterclaim or set-off, not later than 3:00 P.M. (New York City time) on each Interest Payment Date in U.S. dollars to Lender at the Lender's Account in same day funds.

         (b) Borrower hereby authorizes Lender, if and to the extent payment owed to Lender is not made when due hereunder or under the Note, to charge from time to time against any or all of Borrower's accounts with Lender any amount so due.

         (c) All computations of interest and fees shall be made by Lender (or any Loan Servicer on behalf of Lender) on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by Lender (or any Loan Servicer on behalf of Lender) of an interest rate or fee hereunder shall be presumptive evidence of the amount due.

         (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

         SECTION 2.08. TAXES.

         (a) Any and all payments by Borrower hereunder or under the Note shall be made, in accordance with SECTION 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING taxes that are imposed on Lender's overall net income by the United States and taxes that are imposed on the Lender's overall net income (and franchise taxes imposed in lieu thereof) by the local, state or foreign jurisdiction under the laws of which Lender is organized or any political subdivision thereof and taxes that are imposed on Lender's overall net income (and franchise taxes imposed in lieu thereof) by the local, state or foreign jurisdiction of Lender's Applicable Lending Office or any political subdivision thereof (all such excluded taxes being hereafter referred to as "EXCLUDED TAXES" and all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Note being hereinafter referred to as "TAXES"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.08) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) In addition, Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Note other than Excluded Taxes (hereinafter referred to as "OTHER TAXES").

         (c) Borrower shall indemnify Lender for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable by Borrower to Lender under this SECTION 2.08, imposed on or paid by Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto (other than penalties, additions to tax, interest and expenses resulting from a delay caused by Lender). This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.

         (d) Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Lender, at its address referred to in SECTION 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Note by or on behalf of Borrower through an account or branch outside the United States or by or on behalf of Borrower by a payor that is not a United States person, if Borrower determines that no Taxes are payable in respect thereof, Borrower shall furnish, or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to Lender stating that such payment is exempt from Taxes. For purposes of this SUBSECTION (D) and SUBSECTION (E), the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in SECTION 7701 of the Internal Revenue Code.

         (e) Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as requested in writing by Borrower (but only so long thereafter as Lender remains lawfully able to do so), provide Borrower with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Note. If any form or document referred to in this SUBSECTION (E) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224 that Lender reasonably considers to be confidential, Lender shall give notice thereof to Borrower and shall not be obligated to include in such form or document such confidential information, so long as Borrower is still able to satisfy Internal Revenue Service requirements to enable it not to withhold tax on payments or, if not able to satisfy such requirements, Borrower will be entitled to withhold tax on such payments hereunder.

         (f) For any period with respect to which Lender has failed to provide Borrower with the appropriate form described in SUBSECTION (E) above (OTHER THAN if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under SUBSECTION (E) above), Lender shall not be entitled to indemnification under SUBSECTION (A) or (C) with respect to Taxes imposed by the United States by reason of such failure; PROVIDED, HOWEVER, that should Lender become subject to Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as Lender shall reasonably request to assist Lender to recover such Taxes.

         SECTION 2.09. USE OF PROCEEDS. The proceeds of the Loan shall be available (and Borrower agrees that it shall use such proceeds) solely to fund or acquire Eligible Mortgage Loans or Eligible B Notes.

         SECTION 2.10. LATE CHARGE. In the event that any installment of interest or principal shall become overdue for a period in excess of five (5) days, a "late charge" in an amount equal to five percent (5%) of the amount so overdue may be charged to Borrower by Lender for the purpose of defraying the expenses incident to handling such delinquent payments. Such late charge shall be in addition to, and not in lieu of, any other remedy the Lender may have and is in addition to Lender's right to collect reasonable fees and charges of any agents or attorneys which Lender may employ in connection with any Default.

         SECTION 2.11. SECURITY FOR THE ADVANCES. Subject to SECTION 9.12 the Advances shall constitute one general obligation of Borrower to Lender and Borrower's obligations hereunder and under the other Loan Documents shall be secured by the Collateral Documents and the security interests and Liens granted therein.

         SECTION 2.12. THE NOTE. Borrower's obligation to pay the principal of and interest on the Advances shall be evidenced by the Note, duly executed and delivered by Borrower on the Closing Date. The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this agreement, the Note, and the other Loan Documents.

                                  ARTICLE III

                              CONDITIONS OF LENDING

         SECTION 3.01. CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Lender to make an Advance on or after the date of this Agreement (an "Initial Advance") is subject to the satisfaction of the following conditions precedent before or concurrently with the Closing Date:

         (a) Before giving effect to the transactions contemplated by this Agreement, there shall have occurred no Material Adverse Change since May 31, 1999.

         (b) There shall exist no action, suit, investigation, litigation or proceeding affecting Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on the Disclosure Schedule (the "DISCLOSED LITIGATION") or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note, any other Loan Document or the consummation of the transactions contemplated hereby.

         (c) Borrower shall have paid all accrued expenses of Lender which Borrower is required to pay under the Loan Documents (including the accrued, reasonable fees and expenses of counsel to Lender).

         (d) Lender shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to Lender (unless otherwise specified):

                  (i) The Note payable to the order of Lender.

                  (ii) Certified copies of the resolutions of the Board of Directors of Borrower approving this Agreement, the Note and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary action and governmental and other third party approvals and consents, if any, with respect to the Advances, this Agreement, the Note and each other Loan Document.

                  (iii) A copy of the organizational Documents of Borrower, together with each amendment thereto, and, in the case of the certificate of incorporation of

         Borrower, certified (as of the Closing Date) by the Secretary of State of the jurisdiction of its formation or incorporation as being a true and correct copy thereof.

                  (iv) A copy of a certificate of the Secretary of State of the jurisdiction of its formation, dated reasonably near the Closing Date, certifying that (A) Borrower has paid all franchise taxes to the date of such certificate and (B) Borrower is duly incorporated or formed and in good standing under the laws of the State of the jurisdiction of its organization.

                  (v) A certificate of Borrower, signed on behalf of the Borrower by a duly authorized officer of Borrower, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (B) the absence of any event occurring and continuing, or resulting from any Advance, that constitutes a Default.

                  (vi) A certificate of the Secretary or an Assistant Secretary of an authorized officer of Borrower certifying the names and true signatures of the officers of Borrower authorized to sign this Agreement, the Note and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

                  (vii) An amended and restated security agreement in form and substance satisfactory to Lender pledging to Lender and granting Lender a security interest in all of Borrower's right, title and interest in the Collateral described therein (such agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "SECURITY AGREEMENT"), duly executed by Borrower, together with:

                           (A) acknowledgment copies of proper financing
                  statements, delivered for filing on or before the Closing Date under the Uniform Commercial Code of the State of Florida, as well as any other jurisdictions deemed necessary or desirable by Lender, covering the Collateral described in the Security Agreement,

                           (B) completed requests for information, dated on or
                  before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause
                  (A) above that name Borrower as debtor, together with copies of such other financing statements, and

                           (C) evidence of the completion of all other
                  recordings and filings of or with respect to the Security Agreement that Lender may deem necessary or desirable in order to perfect and protect the Liens created thereby.

                  (viii) An Omnibus Amendment of even date herewith duly executed by Borrower, Lender and LNR.

                  (ix) A favorable opinion of (A) Bilzin Sumberg Dunn Price & Axelrod LLP with respect to the valid existence, due authorization and execution of the Loan Documents by Borrower and (B) Bilzin Sumberg Dunn Price & Axelrod LLP, special counsel for Borrower, with respect to the enforceability of the Loan Documents, in each case, in form satisfactory to Lender.

         (e) Prior to the Mortgage Loan Advances Termination Date and for so long as any Mortgage Loan Advances remain outstanding, Borrower shall have Facility Equity in an amount equal to or greater than the Minimum Collateral Value.

         SECTION 3.02. CONDITIONS PRECEDENT TO EACH ADVANCE. The obligation of Lender to make each Advance (including the Initial Advance), shall be subject to the satisfaction of the following further conditions precedent before or concurrently with the date of such Advance:

         (a) the following statements shall be true and Lender shall have received a certificate signed by a duly authorized officer of a member of Borrower, dated the date of such Advance, stating that (and each of the giving of the applicable Notice of Borrowing and the acceptance by Borrower of the proceeds of such Advance shall constitute a representation and warranty by Borrower that both on the date of such Notice of Borrower and on the date of such Advance such statements are true):

                  (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date and each Mortgage Loan, in respect in which such Advance is made, is an Eligible Mortgage Loan, subject to any exceptions approved in advance by Lender;

                  (ii) no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that constitutes a Default;

                  (iii) the funding of such Advance would not exceed the Borrowing Limit (based upon the Loan Values and Property Values at the time of Borrower's request for such Advance) or violate any of the limitations set forth in SECTION 2.02;

                  (iv) no Borrowing Base Deficiency (based upon the Loan Values and Property Values at the time of Borrower's request for such Advance) exists or would result from such Advance or from the application of the proceeds therefrom; and

                  (v) the information relating to the Mortgage Loans contained in the schedule attached hereto as EXHIBIT D shall be attached to such certificate and such certificate shall state that said information is true and correct.

         (b) Lender shall have received on or before the date of the proposed Advance, the following, each dated such day (unless otherwise specified), in form and substance satisfactory to Lender (unless otherwise specified):

                  (i) a Notice of Borrowing;

                  (ii) with respect to each Mortgage Loan Advance only, a Borrowing Base Certificate and duly executed Assignments of Mortgage and endorsements to each Mortgage Note prepared in blank and the Mortgage File for each Mortgage Loan added to the Collateral since the date of the last Advance; and

                  (iii) with respect to each B Note Advance only, either (1) if such B Note is a promissory note, the B Notes together with endorsements to each B Note prepared in blank or (2) if such B Note is a junior participation in a mortgage loan, a collateral assignment of such participation agreement in substantially the form of Exhibit I attached hereto.

         (c) Lender shall have received such other approvals, opinions or documents as Lender may reasonably request.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower represents and warrants as follows:

         (a) Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

         (b) The execution, delivery and performance by Borrower of this Agreement, the Note and each other Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within Borrower's powers, have been duly authorized by all necessary corporate action, and do not (i) contravene Borrower's Organizational Documents, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting Borrower or any of the Mortgaged Properties (in the case of the Mortgage Loans) or mortgaged properties (in the case of the B Notes) or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of Borrower. Borrower is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

         (c) Except as already made or obtained, no Authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by Borrower of this Agreement, the Note or any other Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby, (ii) the grant by Borrower of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof), or (iv) the exercise by Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for items (iii) and (iv) above for which a blanket UCC-1 Financing Statement and recording of the Assignment of Mortgage is required.

         (d) This Agreement has been, and the Note and each other Loan Document when delivered hereunder will have been, duly executed and delivered by Borrower. This Agreement is, and the Note and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of Borrower, enforceable against the Borrower in accordance with its terms.

         (e) The unaudited Consolidated balance sheet of LNR Property Corporation ("LNR") and its Subsidiaries as at May 31, 1999, and the related Consolidated statement of income and Consolidated statement of cash flows of LNR and its Subsidiaries for the six month period then ended, fairly represent in all material respects the Consolidated financial condition of LNR and its Subsidiaries as at such date and the Consolidated results of the operations of LNR and its Subsidiaries for the period ended on such date, all in accordance with GAAP (subject to year-end audit adjustments), and since May 31, 1999, there has been no Material Adverse Change.

         (f) No information, exhibit or report furnished by Borrower to Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

         (g) Except for any Disclosed Litigation, there is no action, suit, investigation, litigation or proceeding affecting Borrower, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document or the consummation of the transactions contemplated hereby.

         (h) No proceeds of the Advances will be used to acquire any equity security of a class that is registered pursuant to SECTION 12 of the Securities Exchange Act of 1934, as amended.

         (i) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Advances will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

         (j) Borrower is not and will not be an "employee benefit plan" as defined in SECTION 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of Borrower do not and will not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA.

         (k) Borrower is not and will not be a "governmental plan" within the meaning of SECTION 3(32) of ERISA and transactions by or with the Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

         (l) Borrower is not (i) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Law that purports to restrict or regulate its ability to borrow money.

         (m) Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect.

         (n) When recorded or filed with the appropriate governmental offices, and when and as the related Mortgage Loan Documents have been delivered to the Custodian, the Collateral Documents create a valid and perfected first priority lien on and security interest in the Collateral, securing the payment of the Secured Obligations. Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

         (o) Borrower has filed, has caused to be filed or has been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, for which the failure to file or pay would have a Material Adverse Effect.

         (p) Borrower is Solvent.

         (q) The location of Borrower's principal place of business and chief executive office is at the respective addresses set forth in SECTION 9.02.

         (r) Borrower is not a "foreign person" within the meaning ofss. 1445(f)(3) of the Code.

         (s) Borrower is not a party to any collective bargaining agreements.

                                   ARTICLE V

                            COVENANTS OF THE BORROWER

         SECTION 5.01. [RESERVED]

         SECTION 5.02. AFFIRMATIVE COVENANTS. So long as any Advance shall remain unpaid or the Lender shall have any commitment hereunder, Borrower will:

         (a) COMPLIANCE WITH LAWS. ETC. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, where the failure to so comply would be reasonably likely to result in a Material Adverse Effect.

         (b) PAYMENT OF TAXES, ETC. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property unless the failure to pay or discharge same would not have a Material Adverse Effect; PROVIDED, HOWEVER, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

         (c) COMPLIANCE WITH ENVIRONMENTAL LAWS. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws, the failure to comply with which would be reasonably likely to result in a Material Adverse Effect.

         (d) MAINTENANCE OF INSURANCE. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower or such Subsidiary operates, the failure to comply with which would reasonably likely result in a Material Adverse Effect.

         (e) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; PROVIDED, HOWEVER, that neither Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Borrower, such Subsidiary or Lender.

         (f) VISITATION RIGHTS. From time to time, upon reasonable notice and during normal business hours, permit Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the offices of, Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

         (g) KEEPING OF BOOKS. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

         (h) TRANSACTIONS WITH AFFILIATES. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; PROVIDED, HOWEVER, Borrower or its Subsidiaries may enter into such a transaction with Affiliates so long as such transaction would not result in a Material Adverse Effect.

         (i) ERISA. Deliver to Lender such certifications or other evidence from time to time, as reasonably requested by the Lender, that (1) Borrower is not an "employee benefit plan" as defined in SECTION 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of SECTION 3(32) of ERISA; (2) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (3) one or more of the following circumstances is true:

                  (i) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R.ss. 2510.3-101(b)(2);

                  (ii) less than 25 percent of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R.ss.2510.3-101(f)(2); or

                  (iii) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. ss. 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

         (j) SERVICING OF MORTGAGE LOANS. Borrower, either directly or through one or more of its Affiliates, shall make all reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans comprising Collateral, shall provide reasonable advance notice to Mortgagors of required principal and/or interest payments and shall otherwise service and administer such Mortgage Loans in accordance with applicable law and customary and usual servicing practices consistent with the higher of (i) those that a prudent institutional commercial and multifamily mortgage investor or lender would use in servicing mortgage loans like the Mortgage Loans for its own account and (ii) the care, skill, prudence and diligence with which Borrower and its Affiliates service and administer commercial and multifamily mortgage loans generally.

         SECTION 5.03. NEGATIVE COVENANTS. So long as any Advance shall remain unpaid, or Lender shall have any remaining Commitment hereunder, Borrower will not, at any time:

         (a) LIENS, ETC. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to the Mortgage Loans or B Notes that are Collateral hereunder or any interests therein or rights thereunder or any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names Borrower as debtor, or sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, EXCLUDING, HOWEVER, from the operation of the foregoing restrictions the following:

                  (i) Liens created under the Loan Documents;

                  (ii) Permitted Liens;

                  (iii) Liens existing on the date hereof and described on SCHEDULE B hereto;

                  (iv) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (v) judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively and contested in good faith and by appropriate proceeding;

                  (vi) easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the Borrower's occupation, use and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

                  (vii) the replacement, extension or renewal of any Lien permitted by clauses (ii) and (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

         (b) LEASE OBLIGATIONS. Create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease, including Capitalized Leases having an original term of one year or more, other than leases of equipment or office space entered into in the ordinary course of business provided that the total annual monetary obligations under any such leases shall not exceed $1,000,000 in aggregate.

         (c) ACCOUNTING CHANGES. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP as reasonably determined by Borrower.

         (d) MERGERS, ETC. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of Borrower may merge into or consolidate with any other Subsidiary of Borrower provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Subsidiary of Borrower and (ii) Borrower may merge into or consolidate with LNR or any of its Subsidiaries; PROVIDED, HOWEVER, that any such permitted merger shall be subject to the following condition: if Borrower is not the surviving entity, then the surviving entity must assume all of the obligations of Borrower in and to the Loan Documents.

         (e) NEGATIVE PLEDGE. Enter into or suffer to exist any agreement prohibiting the creation or assumption of any Lien upon any of its property or assets unless such agreement shall exempt from such prohibitions Liens in favor of Lender.

         (f) ERISA. Engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Lender of any of its rights under the Note, this Agreement and the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

         (g) FISCAL YEAR. Change its Fiscal Year.

         (h) CHANGE IN NATURE OF BUSINESS. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on, or contemplated to be carried on, at the date hereof.

         (i) SERVICING. Enter into any servicing agreement or otherwise transfer servicing rights with respect to the Mortgage Loans or B Notes with any Person that is not an Affiliate of Borrower, other than in accordance with the Servicing and Intercreditor Agreement or with the written consent of the Lender.

         SECTION 5.04. REPORTING REQUIREMENTS. So long as any Advance shall remain unpaid or the Lender shall have any remaining commitment hereunder, Borrower will furnish to Lender:

         (a) DEFAULT NOTICE. As soon as possible and in any event within five
(5) days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of Borrower setting forth details of such Default and the action that Borrower has taken and proposes to take with respect thereto.

         (b) QUARTERLY FINANCIAL. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and Consolidated statement of income of Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income of Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower has taken and proposes to take with respect thereto.

         (c) ANNUAL FINANCIAL. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the annual unaudited Consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income of Borrower and its Subsidiaries for such Fiscal Year, together with a certificate of the chief financial officer of Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower has taken and proposes to take with respect thereto.

         (d) LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any of its Subsidiaries of the type described in SECTION 4.01(G), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on Borrower or any of its Subsidiaries of the Disclosed Litigation from that described on the Disclosure Schedule.

         (e) BORROWING BASE CERTIFICATE. As soon as available and in any event within (a) fifteen (15) days after the end of each month and (ii) five (5) days after any prepayment, sale, transfer or other disposition of any Mortgage Loans or B Notes, a Borrowing Base Certificate, as at the end of the previous month (or the previous week, if furnished more often than monthly), certified by a Responsible Officer of Borrower.

         (f) MONTHLY ASSET REPORTS. As soon as available and in any event within fifteen (15) days after the end of each calendar month, a cash flow report in form reasonably acceptable to the Lender setting forth with respect to each Mortgage Loan and B Note the information set forth on EXHIBIT E attached hereto.

         (g) OTHER INFORMATION. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower as Lender may from time to time reasonably request.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

         SECTION 6.01. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

         (a) (i) Borrower shall fail to pay the outstanding principal of the Advances on the Maturity Date, (ii) Borrower shall fail to make any required payment or pledge any additional collateral as required pursuant to SECTION 2.04(B)(III) within the two (2) Business Day period provided in such Section or
(iii) Borrower shall fail to pay any other required payment of principal or any payment of interest on any Advance, or any other payment under any Loan Document, in each case under this clause (iii), within five (5) Business Day(s) after the same becomes due and payable; or

         (b) any representation or warranty made by Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

         (c) Borrower shall fail to perform or observe any term, covenant or agreement contained in SECTION 5.02(E) or SECTION 5.03; or

         (d) Borrower shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (A) a Responsible Officer of Borrower becomes aware of such failure or (B) written notice thereof shall have been given to Borrower by the Lender; or

         (e) Borrower, or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $1,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder) of such party, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made (other than by a regularly scheduled required offer), in each case prior to the stated maturity thereof; PROVIDED, HOWEVER, that if such failure or default shall be cured by Borrower and any acceleration of the related Debt rescinded, such event shall no longer constitute an Event of Default hereunder; or

         (f) Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or any of it Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this SUBSECTION (F); PROVIDED, HOWEVER, that to the extent any of the foregoing relates to a Subsidiary, no Event of Default shall be deemed to have occurred unless it is reasonably likely to cause a Material Adverse Effect; or

         (g) any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; PROVIDED, HOWEVER, that to the extent any judgment or order is rendered against a Subsidiary, no Event of Default shall be deemed to have occurred unless it also has a Material Adverse Effect; or

         (h) any non-monetary judgment or order shall be rendered against Borrower or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (i) any provision of any Loan Document after delivery thereof pursuant to SECTION 3.01 or 3.02 shall for any reason cease to be valid and binding on or enforceable against Borrower, or Borrower shall so state in writing;

         (j) any Collateral Document after delivery thereof pursuant to SECTION
3.01 or 3.02 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby and the same shall result in a Borrowing Base Deficiency (determined assuming a zero Loan Value for the applicable Collateral) unless such Borrowing Base Deficiency shall be cured by Borrower within five (5) Business Days after notice of such event; or

         (k) LNR shall fail to perform or observe any term, covenant or agreement contained in the Guaranty;

then, and in any such event, Lender may declare its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by written notice to Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; PROVIDED, HOWEVER, that in the event of an actual or deemed entry of an order for relief with respect to Borrower under the Federal Bankruptcy Code, (x) the obligation of Lender to make Advances shall automatically be terminated and (y) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment. demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

                                  ARTICLE VII

                           SECONDARY MARKET; SERVICING

         SECTION 7.01. PARTICIPATIONS.

         (a) Lender may sell participations to one or more Persons (other than its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note held by it); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Lender shall remain the holder of any such Note for all purposes of this Agreement.

         (b) Lender may, in connection with any participation or proposed participation pursuant to this SECTION 7.01, disclose to the participant or proposed participant any information relating to Borrower furnished to Lender by or on behalf of Borrower; PROVIDED, HOWEVER, that, prior to any such disclosure, the participant or proposed participant shall agree to preserve the confidentiality of any information received by it from Lender.

         (c) Notwithstanding any other provision set forth in this Agreement, Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

         SECTION 7.02. SERVICING. On or after the Closing Date, Lender shall have the right to transfer the servicing of the Loan and administration of the Loan Documents to a loan servicer designated by Lender in its sole discretion (together with any servicer appointed by Lender "LOAN SERVICER"). From and after the engagement of the Loan Servicer (a) the Loan Servicer shall have such right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents; (b) Borrower shall deliver to the Loan Servicer duplicate originals of all notices and other instruments which Borrower may deliver pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Loan Servicer as provided above); and (c) Lender shall deliver to Borrower written notice of such transfer with a copy of the agreement with the Loan Servicer at least three (3) days prior to such transfer.

                                  ARTICLE VIII

                          PARTIAL RELEASE OF COLLATERAL

         SECTION 8.01. PARTIAL RELEASE OF COLLATERAL. Borrower shall be entitled to a partial release of the applicable Mortgage Loan or B Note and release of Lender's security interests and liens thereon (a "PARTIAL RELEASE") subject to the following terms and conditions:

         (a) Borrower shall have delivered to the Lender a written request for a Partial Release in the form of EXHIBIT K which request shall include (A) the proposed effective date of the Partial Release and (B) documents effecting the Partial Release in form and substance satisfactory to Lender;

         (b) No Default or Event of Default shall have occurred and be continuing;

         (c) Lender shall have received, simultaneously with the Partial Release, prepayment in full of the Release Price with respect to the Mortgage Loans or B Notes subject to the requested Partial Release (reduced by application of any amounts applied pursuant to SECTION 2.04), and payment of all reasonable costs and expenses, including, without limitation, legal fees and disbursements, incurred by Lender in effecting the Partial Release; and

         (d) Lender shall have received, simultaneously with the Partial Release, a certificate signed by a duly authorized officer of Borrower, dated the date of the Partial Release, stating that (A) all of the conditions set forth in this SECTION 8.01 have been satisfied and (B) the Partial Release of the applicable Mortgage Loan or B Note complies with all of the terms and provisions of this Agreement.

Provided the conditions precedent to such Partial Release set forth in this
SECTION 8.01 have been satisfied, Lender shall, simultaneously with such payment, execute and deliver to Borrower all documents provided by Borrower and required to effect the Partial Release and deliver to Borrower all Mortgage Loan Documents or B Note and related documents, as the case may be, in its possession.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 9.02. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to Borrower, at its address at c/o LNR

Property Corporation, 760 Northwest 107th Avenue, Miami, Florida 33172,
Attention: Ms. Shelly Rubin, Chief Financial Officer, and if to the Lender, at its address at 31 West 52nd Street, New York, New York 10019, Attention: Mr. Ian McColough; or as to each other party, at such other address as shall be designated by such party in a written notice to Borrower and Lender. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective three (3) days after deposited in the mails, when delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, one day after delivered to a reputable overnight courier or otherwise upon receipt, respectively, except that notices and communications to Lender pursuant to ARTICLE II, III OR VII shall not be effective until received by Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

         SECTION 9.03. NO WAIVER; REMEDIES. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 9.04. COSTS, EXPENSES.

         (a) The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all out-of-pocket due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for Lender with respect thereto, with respect to advising Lender as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with Borrower or with other creditors of Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto); PROVIDED, HOWEVER, that (i) such reasonable fees of counsel for Lender in connection with the establishment of the facility contemplated by this Agreement shall not exceed $50,000; and (ii) all out-of-pocket costs and expenses of Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Lender and with respect thereto).

         (b) Borrower agrees to indemnify and hold harmless Lender, the Loan Servicer and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Advances, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition or (ii) the actual or alleged presence of Hazardous Materials on any Mortgaged Property or any Environmental Action relating in any way to any Mortgaged Property, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this SECTION 9.04(B) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrower also agrees not to assert any claim against Lender or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby.

         (c) Without limitation to the provisions of SECTION 2.04(A), if any payment of principal of any Eurodollar Rate Advance is made by the Borrower other than on the last day of the applicable Interest Period, as a result of an acceleration of the maturity of the Notes pursuant to SECTION 6.01 or for any other reason, Borrower shall, upon demand by the Lender, pay to the Lender an amount sufficient to compensate the Lender for any LIBOR Breakage with respect to such payment.

         (d) If Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Borrower by Lender, in its sole discretion.

         (e) Without prejudice to the survival of any other agreement of Borrower hereunder or under any other Loan Document, the agreements and obligations of Borrower contained in this SECTION 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

         SECTION 9.05. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default the Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender or such Affiliate to or for the credit or the account of Borrower against any and all of the Obligations of Borrower then owing whether now or hereafter existing under this Agreement and the Note. Lender agrees promptly to notify Borrower after any such set-off and application; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Lender and its Affiliates may have.

         SECTION 9.06. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by Borrower and Lender and thereafter shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

         SECTION 9.07. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 9.08. JURISDICTION, ETC.

         (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

         (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         SECTION 9.09. GOVERNING LAW. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

         SECTION 9.10. WAIVER OF JURY TRIAL. To the maximum extent permitted by law, each of Borrower and Lender irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of Lender in the negotiation, administration, performance or enforcement thereof.

         SECTION 9.11. CONFIDENTIALITY. Borrower and Lender acknowledge and agree on behalf of themselves and each of their respective Affiliates, directors, officers, members, employees and agents that the existence, terms and conditions of the facility contemplated by this Agreement are confidential and shall not be disclosed by either party without the prior written consent of the other party except to the extent required (a) by applicable laws or (b) in connection with any litigation to which the applicable Person is a party. Without limiting the foregoing, Borrower shall not advertise, publish or promote the existence of this facility or the identity of the Lender or any of its Affiliates to loan customers of Borrower as a source of ultimate funding for loans or otherwise.

         SECTION 9.12. RECOURSE LIMITATION.

         (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document (but subject to the provisions of this SECTION 9.12), Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement or in the Note by any action or proceeding to collect damages or wherein a money judgment or any deficiency judgment or order or any judgment establishing any personal obligation or liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent or affiliate of Borrower or any person owning, directly or indirectly, any legal or beneficial interest in Borrower, or any successors or assigns of any of the foregoing (collectively, the "EXCULPATED PARTIES"). Lender may bring any appropriate action or proceeding to enable Lender to enforce and realize upon the Collateral Documents, and the interest in the Mortgage Loans, B Notes and other Collateral given to Lender pursuant to the Collateral Documents; PROVIDED, HOWEVER, subject to the provisions of this SECTION 9.12, that any judgment in any action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Mortgage Loans, B Notes and any other Collateral given to Lender in connection with the Note. Lender agrees that it shall not, except as otherwise provided below, sue for or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, or the other Loan Documents.

         (b) The provisions of subsection (a) above shall not (i) constitute a waiver, release or impairment of the Obligations; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for under Collateral Documents; (c) affect the validity or enforceability of any indemnity, guaranty, master lease or similar instrument made in connection with the Loan Documents; (d) impair the right of Lender to obtain the appointment of a receiver; or (e) impair the enforcement of any Assignment of Mortgage and Assignment of Rents executed in connection herewith.

         (c) Notwithstanding the provisions of subsection (a) to the contrary, Borrower shall be personally liable to Lender for the losses Lender incurs due to: (a) fraud or intentional misrepresentation by Borrower or any other person or entity in connection with the execution and the delivery of this Agreement, the Note, or the other Loan Documents; (b) Borrower's misapplication or misappropriation of principal payments received by Borrower with respect to any Mortgage Loan or B Note; or (c) criminal acts perpetrated by it.

         SECTION 9.13. AMENDMENT OF EXISTING AGREEMENT. This Agreement in all respects amends, restates, replaces and supercedes the prior existing agreement executed as of May 15, 1998 between the same parties.

                                      * * *

                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       BORROWER:

                                       LNR FLORIDA FUNDING, INC.

                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       LENDER:

                                       GERMAN AMERICAN CAPITAL CORPORATION

                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                    GUARANTY

                                      from

                            LNR PROPERTY CORPORATION

                                  as Guarantor,

                                   in favor of

                      GERMAN AMERICAN CAPITAL CORPORATION,

                                    as Lender

                           DATED AS OF OCTOBER 4, 1999

                                    GUARANTY

         THIS GUARANTY (this "GUARANTY"), made as of the 4th day of October, 1999, by LNR PROPERTY CORPORATION, a Delaware corporation, having an address at 760 Northwest 107th Avenue, Miami, Florida 33172 (the "GUARANTOR"), in favor GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 31 West 52nd Street, 23rd Floor, New York, New York 10019 ("Lender").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, LNR FLORIDA FUNDING, INC., a Florida corporation ("BORROWER"), and Lender have entered into that certain Amended and Restated Credit Agreement, dated of even date hereof (as the same may be amended, modified or supplemented from time to time, the "AGREEMENT"; capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement) pursuant to which Lender agreed to finance Mortgage Loans and B Notes for Borrower and Borrower agreed to pledge Mortgage Loans and B Notes to Lender as security for Advances, all in accordance with the terms and conditions of the Agreement;

         WHEREAS, as a condition to entering into the Agreement with Borrower, Lender has required that the Guarantor guarantee payment and performance of the Guaranteed Obligations (as hereafter defined); and

         WHEREAS, Borrower is indirectly controlled by the Guarantor, and the Guarantor will derive substantial economic benefit from Lender financing Mortgage Loans and B Notes for Borrower, and, therefore, the Guarantor has agreed to guaranty payment to Lender and performance of the Guaranteed Obligations.

         NOW, THEREFORE, to induce Lender to make Advances pursuant to the Agreement and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees for the benefit of Lender, as follows:

         1. Guaranteed Obligations.

                  (a) The Guarantor absolutely and unconditionally guarantees to Lender the punctual and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise), of all obligations of Borrower under the Agreement and any other document executed in connection therewith with respect to B Notes and B Note Advances, including, without limitation, payment of the aggregate outstanding principal amount of each B Note Advance for the applicable B Notes that are pledged to Lender from time to time pursuant to the Agreement. (The obligations described in this CLAUSE (A) are referred to herein as the "GUARANTEED OBLIGATIONS"). It is specifically understood and agreed that the Guaranteed Obligations do not include, and this Guaranty does not cover in any way nor does Guarantor have any payment or performance obligations hereunder with respect to, any and all of the Mortgage Loan Advances or any and all obligations of Borrower under the Agreement and/or any other documents executed in connection therewith with respect to the Mortgage Loan Advances or Mortgage Loans.

                  (b) INTENTIONALLY OMITTED.

                  (c) If Borrower shall fail to (i) pay when due the outstanding principal amount of each B Note Advance for the applicable B Notes that are pledged to Lender or (ii) pay or perform when due (including any applicable grace, notice and/or cure periods) any of the other Guaranteed Obligations, Lender may, subject only to the express limitations set forth in this Guaranty, call upon the Guarantor to pay the unpaid amount or perform the unsatisfied Guaranteed Obligation. The Guarantor shall, upon demand, immediately pay such unpaid amount to Lender or perform such unsatisfied condition.

         2. REINSTATEMENT OF OBLIGATIONS. If at any time all or any part of any payment made by the Guarantor or received by Lender from the Guarantor under or with respect to this Guaranty is or must be rescinded or returned for any reason whatsoever (including but not limited to, the insolvency, bankruptcy or reorganization of the Guarantor or Borrower), then the obligations of the Guarantor hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous payment made by the Guarantor, or receipt of payment by Lender, and the obligations of the Guarantor hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment by the Guarantor had never been made.

         3. GUARANTY ABSOLUTE. The Agreement shall conclusively be deemed to have been entered into by Lender and any B Note Advances thereunder shall be made in reliance upon this Guaranty and all dealings and documents executed hereafter between Lender and Borrower related to the Guaranteed Obligations shall likewise be conclusively presumed to have been undertaken or consummated in reliance upon this Guaranty. This Guaranty shall, subject to the terms hereof, be construed as a continuing, absolute and unconditional guaranty of payment and guaranty of performance of obligations. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of (a) any lack of genuineness, regularity, legality, validity or enforceability of the Agreement or any part thereof, (b) any change in the time, manner or place of payment of any amount payable under the Agreement, or in any other term of the Agreement, including, but not limited to, any increase or decrease in the Base Rate or Eurodollar Rate, or any other amendment or waiver or consent to departure from the Agreement including, without limiting the generality of the foregoing, the waiver of any default thereunder or the making of any arrangement with, or the accepting of any compromise or settlement from, Borrower or any other person or entity liable in respect of any amount payable under the Agreement, unless Lender expressly agrees in writing any of the foregoing applies to this Guaranty (c) any exchange, release or non-perfection of any interest of Lender in any B Notes, or any release or amendment or waiver of or consent to departure from any other guaranty securing the obligations of Borrower under the Agreement, (d) any act, omission, circumstance or occurrence that might otherwise vary the risk of the Guarantor or be deemed a legal or equitable discharge of the Guarantor or which might otherwise constitute a defense available to Borrower or the Guarantor or (e) any dealings or transactions between Lender, Borrower or any other person or entity liable in respect of the payment to Lender of the aggregate outstanding principal amount of each B Note Advance or the payment or performance of any of the other obligations of Borrower under the Agreement or any other document executed in connection therewith.

         Without limiting the generality of the foregoing and subject to the terms hereof the Guarantor's liability under this Guaranty shall, subject to the terms hereof, be absolute and unconditional irrespective of any right of set-off or counterclaim which Borrower or the Guarantor may from time to time have in respect of any moneys or liabilities owing by, or any claims against, Lender and the Guarantor irrevocably waives any defense or claim based upon any such right of set-off or counterclaim. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any part of the aggregate outstanding principal amount of each B Note Advance or any other amount paid to Lender with respect to the Guaranteed Obligations is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of Borrower, all as though such payment had not been made.

         4. WAIVER. The Guarantor hereby waives protest, promptness, diligence, notice of acceptance, demand for payment and notice of default or non-payment in respect of the Agreement and waives all other notices of every kind and description with respect to any of the B Note Advances now or hereafter provided by any statute or rule of law, except as expressly provided herein. The Guarantor hereby waives any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Borrower, against the Guarantor hereunder or any other person, entity or any collateral. The Guarantor hereby waives, to the fullest extent permitted by applicable law, the benefit of any statute of limitations which may affect its liability hereunder or the enforcement hereof. Any payment by Borrower or other circumstance that operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to the Guarantor.

         5. NATURE OF GUARANTY. This Guaranty is a guaranty of payment and performance of obligations and not of collection, is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future, including (a) interest and other Guaranteed Obligations arising or accruing after bankruptcy of Borrower or the Guarantor or any sale or other disposition of any B Notes or any other collateral, and (b) any Guaranteed Obligations that survive the repayment by Borrower of all B Note Advances Purchased Securities and the termination of Lender's obligation to finance any further B Notes with Borrower. This Guaranty and any security for this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any Guaranteed Obligations is rescinded or must otherwise be returned by Lender or any other person upon the bankruptcy, insolvency or reorganization of Borrower or the Guarantor or otherwise, all as though such payment or performance had not occurred. The Guarantor shall have no authority to revoke this Guaranty, but if any such revocation shall be deemed to have occurred by operation of law or otherwise, the provisions of this Guaranty shall continue to apply notwithstanding such revocation.

         6. OBLIGATIONS INDEPENDENT. The obligations of the Guarantor under this Guaranty are independent of the obligations of Borrower under the Agreement (such obligations, including the Borrower's obligations in respect of the Guaranteed Obligations, being referred to in this Guaranty as the "OTHER OBLIGATIONS") and any security or collateral therefor, and the enforceability of any security for this Guaranty is likewise independent of any such Other Obligations and any other security or collateral. Lender may bring action against the Guarantor and otherwise enforce this Guaranty without bringing action against Borrower or any other party or joining in any action against the Guarantor, and otherwise independently of any other remedy at law or in equity that may be available to Lender at any time with respect to any Other Obligations, security or collateral. The Guarantor waives any right to require Lender at any time to proceed against Borrower or any other party, or otherwise enforce, proceed against or exhaust any Other Obligations or pursue any other remedy in Lender's power.

         7. FULL RECOURSE. Notwithstanding any provisions of the Agreement or any other document executed in connection therewith to the contrary, all of the terms and provisions of this Guaranty are recourse obligations of the Guarantor and not restricted by any limitation on personal liability.

         8. SURVIVAL. To the fullest extent permitted by law, this Guaranty shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Lender under the Agreement or any other document executed in connection therewith.

         9. WAIVER OF SUBROGATION. Until such time as the aggregate outstanding principal amount of each B Note Advance has been paid for all B Notes, all other Guaranteed Obligations of Borrower under the Agreement and other documents executed in connection therewith have been satisfied and Lender has no further obligation to finance B Notes with Borrower, the Guarantor hereby irrevocably waives all rights of subrogation and any other claims that it may now or hereafter acquire against Borrower or any insider that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guaranty, including, without limitation, any right of reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Lender against Borrower or any insider, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Borrower or any insider, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the foregoing at any time prior to Lender being paid the aggregate outstanding principal amount of each B Note Advance for all B Notes, all other Guaranteed Obligations of Borrower under the Agreement and other documents executed in connection therewith being satisfied and Lender having no obligation to finance any further B Notes with Borrower, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to all amounts payable under this Guaranty or to be held as collateral for any amounts payable under this Guaranty thereafter arising. The Guarantor acknowledges that it has and will receive direct and indirect benefits from the arrangements contemplated by the Agreement and that the waiver set forth in this
SECTION 9 is knowingly made in contemplation of such benefits.

         10. RESERVATION OF RIGHTS. Nothing contained in this Guaranty shall prevent or in any way diminish or interfere with any rights or remedies, including, without limitation, the right to contribution, which Lender may have against Borrower, under any applicable federal, state or local laws, all such rights being hereby expressly reserved.

         11. RIGHTS CUMULATIVE; PARENTS. Lender's rights under this Guaranty shall be in addition to all rights of Lender under the Agreement and any other document executed in connection therewith. TO THE EXTENT THAT PAYMENTS ARE MADE HEREUNDER BY THE GUARANTOR WITH RESPECT TO OBLIGATIONS AND LIABILITIES FOR WHICH BORROWER IS NOT LIABLE UNDER THE AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH, SUCH PAYMENTS MADE BY THE GUARANTOR UNDER THIS GUARANTY SHALL NOT REDUCE IN ANY RESPECT BORROWER'S OBLIGATIONS AND LIABILITIES UNDER THE AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH.

         12. NO LIMITATION ON LIABILITY. The Guarantor hereby consents and agrees that Lender may at any time and from time to time without further consent from the Guarantor do or consent to any of the following events, and the liability of the Guarantor under this Guaranty shall be unconditional and absolute and shall in no way be impaired or limited by any of the following events, whether occurring with or without notice to the Guarantor or with or without consideration: (i) grant extensions of time for performance required by the Agreement; (ii) sell, assign or transfer in any manner any B Notes or any security for the payment of the aggregate outstanding principal amount of each B Note Advance or performance of Borrower's other obligations under the Agreement or any other document executed in connection therewith; (iii) a change in the composition of Borrower, including, without limitation, the withdrawal or removal of the Guarantor from any current or future position of ownership, management or control of Borrower; (iv) the waiver of any inaccuracy of the representations and warranties made by the Guarantor herein or by Borrower in the Agreement or any document executed in connection therewith; (v) the release of Borrower or of any other person or entity from performance or observance of any of the agreements, covenants, terms or conditions contained in the Agreement or any document executed in connection therewith by operation of law, Lender's voluntary act or otherwise; (vi) release or substitute in whole or in part of any security for the payment of the aggregate outstanding principal amount of each B Note Advance or the other obligations of Borrower under the Agreement or any other document executed in connection therewith; (vii) Lender's failure to perfect, protect, secure or insure any lien or security interest given as security for the payment of the aggregate outstanding principal amount of each B Note Advance or the other obligations of Borrower under the Agreement or any other documents executed in connection therewith; (viii) modify the terms of the Agreement or any document executed in connection therewith; or (ix) take or fail to take any action of any type whatsoever. No such action which Lender shall take or fail to take in connection with the Agreement or any document executed in connection therewith or any collateral for the repayment of the aggregate outstanding principal amount of each B Note Advance, nor any course or dealing with Borrower or any other person, shall limit, impair or release the Guarantor's obligations hereunder, affect this Guaranty in any way or afford the Guarantor any recourse against Lender. Nothing contained in this Section shall be construed to require Lender to take or refrain from taking any action referred to herein.

         13. ENFORCEMENT. This Guaranty is subject to enforcement at law or in equity, including actions for damages or specific performance.

         14. ATTORNEYS' FEES. In the event it is necessary for Lender to retain the services of an attorney or any other consultants in order to enforce this Guaranty, or any portion thereof, the Guarantor agrees to pay to Lender any and all costs and expenses, including, without limitation, reasonable attorneys' fees, costs and disbursements, incurred by Lender as a result thereof and such costs, fees and expenses shall be included as a Guaranteed Obligation.

         15. SUCCESSIVE ACTION. A separate right of action hereunder shall arise each time Lender acquires knowledge of any matter indemnified or guaranteed by the Guarantor under this Guaranty. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and the Guarantor hereby waives and covenants not to assert any defense in the nature of splitting of causes of action or merger of judgments.

         16. RELIANCE. Lender would not enter into the Agreement without the Guarantor entering into this Guaranty. Accordingly, the Guarantor intentionally and unconditionally enters into the covenants and agreements as set forth above and understands that, in reliance upon and in consideration of such covenants and agreements, the Agreement shall be executed and, as part and parcel thereof, specific monetary and other obligations have been, are being and shall be entered into which would not be made or entered into but for such reliance.

         17. WAIVER BY THE GUARANTOR. The Guarantor covenants and agrees that, upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower, the Guarantor shall not seek in Borrower's bankruptcy proceeding a supplemental stay or other relief, whether injunctive or otherwise, pursuant to 11 U.S.C. ss. 105 or any other provision of the Bankruptcy Reform Act of 1978, as amended, or pursuant to any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights of Lender against the Guarantor.

         18. REPRESENTATIONS AND WARRANTIES. The Guarantor represents and warrants to Lender that as of the date hereof:

                  (a) ORGANIZATION. The Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted.

                  (b) AUTHORIZATION. The execution, delivery and performance by the Guarantor of this Guaranty and the consummation of the transaction contemplated hereby, are within the Guarantor's powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Guarantor's by-laws or certificate of incorporation or (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award,

                  (c) APPROVAL. Except as already made or obtained, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Guarantor of this Guaranty or any other document related hereto or (ii) the exercise by Lender of its rights hereunder.

                  (d) EXECUTION. This Guaranty has been, and each other document related hereto, when delivered hereunder will have been, duly executed and delivered by the Guarantor. This Guaranty is, and each document related hereto, when delivered hereunder will be, the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating or affecting creditor's rights generally, or by general principles of equity.

                  (e) NO CONFLICT. The execution and delivery by the Guarantor of this Guaranty and the Guarantor's performance of its obligations hereunder,
(i) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of the Guarantor pursuant to, any indenture or material agreement or instrument and (ii) will not conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor, which is reasonably likely to have a Material Adverse Effect.

                  (f) LITIGATION. There are no actions, suits or proceedings at law or in equity by or before any governmental authority or other agency now pending and served or, to the best knowledge of the Guarantor, threatened against the Guarantor, which actions, suits or proceedings, if determined against the Guarantor, are reasonably likely to result in a Material Adverse Effect.

                  (g) AGREEMENTS. The Guarantor is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which the Guarantor is bound which is reasonably likely to have a Material Adverse Effect. The Guarantor is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect.

                  (h) FINANCIAL CONDITION. The unaudited Consolidated balance sheet of the Guarantor and its Subsidiaries as at May 31, 1999, and the related Consolidated statement of income and Consolidated statement of cash flows of the Guarantor and its Subsidiaries for the six-month period then ended, fairly represent in all material respects the Consolidated financial condition of the Guarantor and its Subsidiaries as at such date and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the period ended on such date, all in accordance with GAAP (subject to year-end adjustments), and have been delivered to Lender, and since May 31, 1999, no event which would result in a Material Adverse Effect has occurred.

                  (i) MISLEADING OR UNTRUE INFORMATION. No information, exhibit or report furnished by the Guarantor to Lender pursuant to the terms of this Guaranty taken as a whole contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein in light of the circumstances under which they were made not misleading.

                  (j) REGULATION U. The Guarantor is not primarily engaged in the business of' extending credit for the purpose of purchasing or carrying Margin Stock.

                  (k) CERTAIN REGULATIONS. The Guarantor is not (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended or (ii) a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(l) PLACE OF BUSINESS. The location of the Guarantor's principal place of business and chief executive office, as of the date hereof, is at 760 Northwest 107th Avenue, Miami, Florida 33172.

                  (m) TAXES. The Guarantor has filed, has caused to be filed, or has been included in all Federal tax returns (and all other material tax returns, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties other than taxes being contested in good faith by the Guarantor, in each case where the failure to file or pay would be reasonably likely to cause a Material Adverse Effect.

                  (n) FOREIGN STATUS. The Guarantor is not a "foreign person" within the meaning ofss.1445(f)(3) of the Code.

                  (o) GOVERNMENTAL REGULATIONS. The Guarantor is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority in all jurisdictions in which it is presently doing business, and the Guarantor has all licenses and permits necessary thereunder for the conduct of its business, other than those the non-compliance with or not obtaining of which could not (individually or in the aggregate) be reasonably likely to have a Material Adverse Effect.

                  (p) NO BANKRUPTCY FILING. The Guarantor is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. To the best knowledge of the Guarantor, no Person is contemplating the filing of any such petition against it.

                  (q) FULL AND ACCURATE DISCLOSURE. No statement of fact made by or on behalf of the Guarantor in this Guaranty contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein not misleading.

         19. NEGATIVE COVENANTS OF THE GUARANTOR. On and as of the date of this Guaranty, the Guarantor covenants that it will not and will not permit any of its Subsidiaries to:

                  (a) MERGERS, ETC. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Guarantor may merge into or consolidate with any other Subsidiary or Affiliate of the Guarantor provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Subsidiary or Affiliate of the Guarantor, (ii) any Subsidiary of the Guarantor may merge into or consolidate with any other Person provided that such merger or consolidation is not reasonably likely to have a Material Adverse Effect or
(iii) the Guarantor may merge into or consolidate with any of its Subsidiaries; provided, however, that any such permitted merger shall be subject to the following condition: if the Guarantor is not the surviving entity, then the surviving entity must assume all of the obligations of the Guarantor hereunder.

                  (b) CHANGE IN NATURE OF BUSINESS. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on, or contemplated to be carried on, at the date hereof, if the result of such change would be reasonably likely to cause a Material Adverse Effect.

                  (c) INVESTMENT COMPANY ACT OF 1940. Become an "investment company" registered under the Investment Company Act of 1940.

                  (d) VOLUNTARY BANKRUPTCY. Commence or join voluntarily in any proceeding seeking to adjudicate it a bankrupt or insolvent, or seek liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any laws relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; PROVIDED, HOWEVER, as to any Subsidiary, any of the foregoing is reasonably likely to cause a Material Adverse Effect.

                  (e) ACCOUNTING CHANGES. Make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP.

                  (f) FISCAL YEAR. Change its Fiscal Year.

                  (g) CHARTER AMENDMENTS. Amend its by-laws or certificate of incorporation without the consent of Lender other than such changes which could not be reasonably likely to have a Material Adverse Effect.

         20. AFFIRMATIVE COVENANTS OF THE GUARANTOR. On and as of the date of this Guaranty, the Guarantor covenants that it will, and will cause its Subsidiaries to:

                  (a) DOCUMENTATION OF REPRESENTATIONS. Provide Lender with copies of such documentation as Lender may reasonably request evidencing the truthfulness of the representations set forth in PARAGRAPH 18.

                  (b) COMPLIANCE WITH LAWS, ETC. Comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, in each case, where the failure to so comply could be reasonably likely to result in a Material Adverse Effect.

                  (c) PAYMENT OF TAXES, ETC. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid or undischarged, might by law become a lien upon its property unless the failure to pay or discharge same would not have a Material Adverse Effect; PROVIDED, HOWEVER, that neither the Guarantor nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any lien resulting therefrom attaches to its property and becomes enforceable against Guarantor or any Subsidiaries by its other creditors.

                  (d) PRESERVATION OF EXISTENCE, ETC. Except as otherwise permitted under PARAGRAPH 19(A), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; PROVIDED, HOWEVER, that neither the Guarantor nor any of its Subsidiaries shall be required to preserve or maintain any right, permit, license, approval, privilege or franchise, or in the case of any Subsidiary its existence or legal structure, if the Guarantor or such Subsidiary shall determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not reasonably likely to cause a Material Adverse Effect.

                  (e) INSPECTION RIGHTS. From time to time, upon reasonable notice and during normal business hours, permit Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the offices of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of its officers or directors and with its independent certified public accountants.

                  (f) KEEPING OF BOOKS. Maintain and implement administrative and operating procedures and keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and any of its Subsidiaries in accordance with GAAP.

                  (g) SECURITIES EXCHANGE FILINGS. Promptly file with the appropriate national securities exchange or other appropriate Governmental Authority all proxy statements, financial statements, registration statements and all regular, periodic and special reports that the Guarantor is required by law to file with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange, which failure to file is reasonably likely to have a Material Adverse Effect.

                  (h) FURTHER ASSURANCES. Without expense or cost to Lender, from time to time hereafter, execute, acknowledge, file, record, do and deliver all and any further acts, and other instruments as Lender may from time to time reasonably require in order to carry out more effectively the purposes of this Guaranty or for carrying out the intention of or facilitating the performance of the terms of this Guaranty.

                  (i) TRANSACTIONS WITH AFFILIATES. Conduct, and cause each of its Subsidiaries to conduct, all transactions with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided, HOWEVER, the Guarantor or its Subsidiaries may enter into any such transaction with Affiliates so long as such transaction would not be reasonably likely to result in a Material Adverse Effect.

         21. FINANCIAL COVENANTS OF THE GUARANTOR. Guarantor shall not permit with respect to itself any of the following to be breached, as determined quarterly on a Consolidated basis in conformity with GAAP as set forth in or based upon the financial statements of the Guarantor delivered pursuant to
Section 22 hereof:

                  (i)      MINIMUM NET WORTH. Net Worth to be less than
         $500,000,000;

                  (ii) INDEBTEDNESS TO EQUITY. The ratio of Indebtedness to Net Worth to exceed 3.5 to 1; or

                  (iii) EBITDA TO INTEREST EXPENSE. The ratio of EBITDA to Interest Expense to be less than 1.5 to 1.

         22. REPORTING REQUIREMENTS OF THE GUARANTOR.

                  (a) DEFAULT NOTICE. As soon as possible and in any event within five (5) days after the occurrence of each default under this Guaranty or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Guarantor setting forth details of such default and the action that the Guarantor has taken and proposes to take with respect thereto.

                  (b) QUARTERLY FINANCIAL. As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statement of income of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income of the Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Guarantor as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no default under this Guaranty or Material Adverse Effect has occurred and is continuing or, if a default or Material Adverse Effect has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken and proposes to take with respect thereto. Notwithstanding the foregoing, provided that the Guarantor files a Form 10-Q with the Securities & Exchange Commission ("SEC") and provides a copy of same to Lender within five (5) Business Days of the filing of such report with the SEC, such report shall satisfy the conditions of the this subparagraph (b), provided that the Guarantor provides to Lender with such report a certificate of an officer of the Guarantor stating that no default under this Guaranty or Material Adverse Effect has occurred and is continuing or, if a default or Material

Adverse Effect has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken and proposes to take with respect thereto.

                  (c) ANNUAL FINANCIAL. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the annual unaudited Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Guarantor and its Subsidiaries for such Fiscal Year, together with a certificate of the chief financial officer of the Guarantor stating that no default under this Guaranty or Material Adverse Effect has occurred and is continuing or, if a default or Material Adverse Effect has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken and proposes to take with respect thereto. Notwithstanding the foregoing, provided that the Guarantor files a Form 10-K with the SEC and provides a copy of same to Lender within five
(5) Business Days of the filing of such report with the SEC, such report shall satisfy the conditions of this subparagraph (c), provided that the Guarantor provides to Lender with such report a certificate of an officer of the Guarantor stating that no default under this Guaranty or Material Adverse Effect has occurred and is continuing or, if a default or Material Adverse Effect has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken and proposes to take with respect thereto.

                  (d) LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Guarantor or any of its Subsidiaries which could if determined adversely result in a Material Adverse Effect and, promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on the Guarantor and its Subsidiaries, taken as a whole, of the disclosed litigation described on EXHIBIT A hereto.

                  (e) SECURITIES AND EXCHANGE COMMISSION REPORTS. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Guarantor sends to all of its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that the Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

                  (f) OTHER REPORTS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other category of holders of the securities generally of the Guarantor pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to Lender pursuant to any other clause of this PARAGRAPH 22.

                  (g) OTHER INFORMATION. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guarantor as Lender may from time to time reasonably request.

         23. GOVERNING LAW. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

         24. REMEDIES. The obligations of the Guarantor under this Guaranty are independent of the Borrower's obligations under the Agreement or any other document executed in connection therewith, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Borrower or whether Borrower is joined in any such action or actions. Any one or more successive and/or concurrent actions may be brought hereon against the Guarantor either in the same action, if any, brought against Borrower or in separate actions, as often as Lender, in its sole discretion, may deem advisable.

         25. CERTIFIED STATEMENT. The Guarantor agrees it will, at any time and. from time to time, within ten (10) days following the reasonable request of Lender, execute and deliver to Lender a statement certifying that this Guaranty is unmodified and in full force and effect (or if modified, that the same is in full force and effect as modified and stating such modifications).

         26. NOTICES. Unless otherwise provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic facsimile or telex communication) and such notices and other communications shall, when mailed, telegraphed, communicated by facsimile transmission or telexed, be effective when received at the address for notices for the party to whom such notice or communications is to be given as follows: if to Lender:
German American Capital Corporation, 31 West 52nd Street, New York, New York 10019, Attention: Ian McColough, Telephone: (212) 469-5695, Telecopy: (212) 469-8518; with a copy to Deutsche Bank AG, New York Branch, 31 West 52nd Street, New York, New York 10019; Attention: Marianne Maffuccia, Esq., Telephone: (212) 469-8481, Telecopy: (212) 469-8173; with a copy to Latham & Watkins, 885 Third Avenue, New York, New York 10022, Attention: Brian Krisberg, Esq., Telephone:
(212) 906-1209, Telecopy: (212) 751-4864; and if to the Guarantor, LNR Property Corporation, 760 Northwest 107th Avenue, Miami, Florida 33172, Attention: Mr. Robert Cherry, Telephone: (305) 229-6446, Telecopy: (305) 226-7691; with a copy to Bilzin Sumberg Dunn Price & Axelrod LLP, 2500 First Union Financial Center, 200 South Biscayne Boulevard, Miami, Florida 33131, Attention: Alan D. Axelrod, Esq., Telephone: (305) 350-2369, Telecopy: (305) 374-7593; PROVIDED, HOWEVER, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation of such transmission, and provided further, however, that all financial statements delivered shall be hand delivered or sent by first-class mail to Lender at such address.

         27. CONTINUING AGREEMENT; SUCCESSORS AND ASSIGNS. This Guaranty is a continuing obligation of the Guarantor and shall (i) remain in full force and effect until (A) the payment in full of the aggregate outstanding principal amount of each B Note Advance for all B Notes, (B) the payment and performance by Borrower of all of the Guaranteed Obligations and (C) such time as Lender has no obligation to finance any further B Notes for Borrower, (ii) be binding upon the Guarantor and its permitted successors and assigns and (iii) inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns or by any person to whom Lender's interest in the Agreement and any document executed in connection therewith may be assigned.

         28. CERTAIN NOTICES. Lender shall endeavor to give notice to the Guarantor of any amendment or modification of the Agreement or any other document executed in connection

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therewith; PROVIDED, HOWEVER, that failure to provide any such notice shall in no manner adversely affect the rights and remedies of Lender hereunder or under the Agreement or any other document executed in connection herewith or therewith or in any manner limit the waivers made by the Guarantor under Section 4.

         29. WAIVERS AND AMENDMENTS. No supplement to, modification or amendment of, or waiver, consent or approval under, any provision of this Guaranty shall be effective unless in writing and signed by Lender, and any waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given.

         30. WAIVER OF JURY TRIAL. Lender and the Guarantor waive trial by jury in any action or other proceeding (including counterclaims), whether at law or equity, brought by Lender or the Guarantor against the other on matters arising out of or in any way related to or connected with this Guaranty, the Agreement or any other documents executed in connection therewith, any of the B Note Advances, or any other transaction contemplated by, or the relationship between Lender, the Guarantor and/or Borrower or any action or inaction by any party under the Agreement or any document executed in connection therewith.

         31. DEFINITIONS. The following terms shall for the purposes of this Guaranty have the following meaning:

                  "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote ten percent (10%) or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise;

                  "CODE" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form;

                  "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP;

                  "EBITDA" means with respect to Guarantor and its Subsidiaries for any period, Consolidated net income of Guarantor and its Subsidiaries for such period determined in accordance with GAAP plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated net income for such period, the sum of
         (a) total income tax expense, (b) total interest expense, (c) total depreciation and amortization expense and (d) amortization of intangibles (including, but not limited to, goodwill) and any organization costs;

                  "FISCAL YEAR" means a fiscal year of the Guarantor and its Consolidated Subsidiaries ending on November 30 in any calendar year or such other fiscal year as the Guarantor may select from time to time and promptly advise Lender in writing thereof;

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

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended or modified from time to time;

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect at the relevant time;

                  "GOVERNMENTAL AUTHORITY" means any nation or government, any state, county, municipality or other political subdivision or branch thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any agency, board, commission, court, department or officer thereof;

                  "INDEBTEDNESS" means at any time the indebtedness of Guarantor and its Subsidiaries at such time determined on a Consolidated basis in accordance with GAAP;

                  "INTEREST EXPENSE" means for any period, total interest expense of Guarantor and its Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP;

                  "LEGAL REQUIREMENTS" means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Guarantor;

                  "LIEN" means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise;

                  "MARGIN STOCK" shall have the meaning specified in Regulation
         U;

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on
         (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of Lender under this Guaranty or any Loan Document to which it is a party or (c) the ability of the Guarantor to perform its obligations under this Guaranty;

                  "NET WORTH" means the amount which would be included under stockholders' equity on a consolidated balance sheet of Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP;

                  "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing;

                  "REGULATION U" shall mean Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;

                  "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; and

                  "VOTING STOCK" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

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         IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as a sealed instrument as of the day and year first above written.

                                               LNR PROPERTY CORPORATION,
                                               a Delaware corporation

                                               By:
                                                  ------------------------------
                                                    Name: Mark A. Griffith
                                                    Title: Vice President

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                                    EXHIBIT A

                              DISCLOSED LITIGATION

None.